As filed with the Securities and Exchange Commission on January 27, 2005
                      Registration No. 333- 117500

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM SB-2/A
                            (Amendment No. 1)

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          OXFORD TECHNOLOGIES, INC.
--------------------------------------------------------------------------
                (Name of small business issuer in its charter)

        Delaware                     3590                  04-3615974
------------------------    ---------------------  -----------------------
(State or jurisdiction of     (Primarily Standard       (I.R.S Employer
   of incorporation or     Industrial Classification        I.D. No.)
    organization)                 Code Number)

                          80 Wall Street, Suite 818
                              New York, NY 10005
                                (212) 809-1200
----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                            Technology Park, Newbridge
                           South Wales, United Kingdom
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     (Address of principal place of business or intended principal place of business)

                               William G. Hu, Esq.
                           435 East 70th Street, #7C
                             New York, New York 10021
                                 (212) 734-2789
-----------------------------------------------------------------------------
             (Name, address and telephone number of agent for service)

                                   Copies to:
                              William G. Hu, Esq.
                            435 East 70th Street, #7C
                            New York, New York 10021
               (212) 734-2789 (telephone), (212) 809-1289 (facsimile)
-----------------------------------------------------------------------------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                        [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                               [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                               [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.                                             [  ]



                          CALCULATION OF REGISTRATION FEE

                                             Proposed         Proposed
   Title of Each                              Maximum         Maximum          Amount of
Class of Securities   Dollar Amount to     Offering Price     Aggregate       Registration
  To be Registered    be Registered(1)      Per Share(2)   Offering Price(2)    Fee (3)
--------------------  -----------------  ----------------- ----------------  -------------
   Common Stock       5,213,000 shares      $  1.00         $ 5,213,000        $  660.49
------------------------------------------------------------------------------------------

  (1) This registration statement registers the resale of up to 5,213,000 shares of common stock offered by our selling stockholders. In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

  (2) The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. Since there is no current trading market for the common stock, the Proposed Maximum Offering Price is based upon the initial offering price of the shares.

  (3)  The registration fee has been previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     Subject to Completion Dated January 27, 2005



                              OXFORD TECHNOLOGIES, INC.

                                    Prospectus
                         5,213,000 SHARES OF COMMON STOCK

This prospectus covers the resale of up to 5,213,000 shares of our common stock owned by our selling security holders who will offer their shares initially at $1.00 per share and thereafter, if our common stock is quoted on the Over-the-Counter Bulletin Board, at then prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the 5,213,000 shares.

There are no underwriting commissions involved in this offering. We have agreed to pay all expenses of registering the shares for the selling stockholders.

No public market currently exists for our common stock. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

Investing in our common stock involves substantial risks. See "Risk Factors"
-----------------------------------------------------------------------------
beginning on page 7.
--------------------

The Securities and Exchange Commission and state securities regulators have not
-------------------------------------------------------------------------------
approved or disapproved these securities or passed upon the adequacy or accuracy
--------------------------------------------------------------------------------
of this prospectus. Any representation to the contrary is a criminal offense.
-----------------------------------------------------------------------------

The date of this prospectus is January 27, 2005.

                                 TABLE OF CONTENTS



Prospectus Summary...................................................         5
Risk Factors.........................................................         7
Use of Proceeds......................................................        12
Determination of Offering Price......................................        12
Dilution.............................................................        12
Selling Security Holders.............................................        12
Plan of Distribution.................................................        21
Legal Proceedings....................................................        22
Directors, Executive Officers, Promoters and Control Persons.........        22
Security Ownership of Certain Beneficial Owners and Management.......        24
Description of Securities............................................        25
Interest of Named Experts and Counsel................................        26
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities..........................................        26
Organization Within Last Five Years..................................        26
Description of Business..............................................        28
Management's Discussion and Analysis or Plan of Operation............        33
Description of Property..............................................        40
Certain Relationships and Related Transactions.......................        40
Market for Common Equity and Related Stockholder Matters.............        40
Executive Compensation...............................................        42
Changes In and Disagreements With Accountants on
  Accounting and Financial Disclosure................................        43
Additional Information...............................................        44
Financial Statements.................................................        45

                                ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares. The selling security holders are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted.

                                     SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision. Reference in this prospectus to "Oxford", "we", "us", and "our" all refer collectively to Oxford Technologies, Inc. and its subsidiary unless the context indicates otherwise or as otherwise noted.

Business
--------

Oxford Technologies, Inc. conducts its business through its wholly-owned subsidiary, Axiom Manufacturing Services Ltd ("Axiom"), which provides electronics manufacturing services to original equipment manufacturers, primarily in the United Kingdom, in the telecommunications equipment, computers and related products for business enterprises, video/audio/ entertainment products, industrial control equipment, testing and instrumentation products, medical devices markets and domestic appliances. Oxford Technologies offers its customers a full range of services, from initial design through production, test, distribution and after-market support. In many cases, Oxford Technologies builds and services products that carry the brand names of its customers.

Substantially all of our manufacturing services are provided on a turnkey basis, whereby we purchase customer-specified components, assemble the components on printed circuit boards, perform post-production testing and provide our customers with production process and testing documentation. We also provide manufacturing services on a consignment basis, whereby we utilize components supplied by our customers to provide assembly and post-production testing services.

We have no website. Our subsidiary Axiom Manufacturing Services Ltd. has a website, whose address is www.axiom-ms.com.

We were organized as a Delaware corporation on March 8, 2002. Our principal executive office is located at 80 Wall Street, Suite 818, New York, NY 10005, and our telephone number is (212) 809-1200.

Plan of Distribution
--------------------

The shares covered by this prospectus will be offered by the selling security holders initially at $1.00 per share and thereafter, if our common stock is quoted on the OTC Bulletin Board, from time to time in open market transactions at then prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from these sales.

The Offering
-------------

We are authorized to issue 80,000,000 shares of $0.001 par value common stock. As of the date of this prospectus, there are 18,564,002 shares of our common stock issued and outstanding.

Up to 5,213,000 shares of our common stock may be offered by the selling security holders. The selling security holders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The selling security holders will sell their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Estimated Use of Proceeds
-------------------------

We will not receive any of the proceeds from the sale of those shares being offered by the selling security holders, although we agreed to pay all offering expenses, which are approximately $57,860.49.

Summary Financial Data
-----------------------

The following summary financial data as of December 31, 2003 and for the two years ended December 31, 2003 and 2002 have been derived from our audited statements. The selected financial data as of September 30, 2004, and for the nine-month periods ended September 30, 2004 and 2003 have been derived from our unaudited financial statements which, in the opinion of our management, reflect all adjustments, which are of a normal recurring nature, necessary to present such information fairly.

Statement of Operations Data:



                                    Fiscal years ended            Nine months ended
                                       December 31,                 September 30,
                                -----------------------------   -------------------------
                                    2003             2002           2004         2003
                                --------------  -------------  ------------- ------------
                                                                     (unaudited)

Revenues                        $  20,421,000   $ 13,095,000  $ 21,205,000  $  13,150,000
Cost of Sales                   $  20,950,000   $ 15,655,000  $ 19,294,000  $  13,952,000
Net income (loss)               $  (1852,000)   $ (5,170,000) $    (1,000)  $ (1,333,000)

Basic and diluted
loss per share                  $     (0.10)    $     (0.40)  $      0.00   $      (0.07)

Basic and diluted
weighted average
number of shares of
common stock
outstanding                      17,988,660       12,804,698   18,564,002     17,794,771






Balance Sheet Data:

                                             December 31, 2003         September 30, 2004
                                                                          (unaudited)

Total assets                                $    27,221,000             $    26,125,000
Total liabilities                           $    13,536,000             $    12,251,000
Stockholders' equity                        $    13,685,000             $    13,874,000





                                   RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before you purchase these shares. The risks and uncertainties described below are those that we have identified as material. If any of the events contemplated by the following discussion of risks should occur, our business, financial condition and results of operations may suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

                             Risks Related to Our Business

WE HAVE EXPERIENCED LOSSES IN THE PAST, AND WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

We incurred a net loss of $1.85 million and $5.17 million for our fiscal year ended December 31, 2003 and 2002, respectively, and our accumulated deficit as of such dates were $21.0 million and $19.2 million, respectively. For the nine-month period ended September 30, 2004, we recorded net loss of $1,000 and our accumulated deficit was $21.0 million as of such date. Our cost of sales level is high and our revenues are difficult to predict. We anticipate incurring additional losses until our customer base and our revenues are significantly increased. We are not able to estimate when, if ever, our revenues will increase to cover our cost of sales and operating expenses. We cannot assure you that our revenue will grow in the future or that additional capital will be made available to us. If revenues grow slower than we anticipate, or if our cost of sales and operating expenses exceed our expectations or cannot be reduced accordingly, or if we cannot obtain additional capital, our business, operating results and financial condition will be materially and adversely affected, which could cause you to loss all or part of your investment in our common stock.

WE DEPEND ON A FEW LARGE CUSTOMERS, AND THE LOSS OF ANY OF THOSE CUSTOMERS, OR THEIR INABILITY TO PAY, COULD MATERIALLY REDUCE OUR REVENUES, LIQUIDITY AND CASH FLOWS.

A significant portion of our revenues has been coming from five (5) largest customers. For the year ended December 31, 2003, our sales to those large customers who accounted for 10% or more each of our net sales aggregated approximately 76.7% of our net sales. The loss of any of those customers or their inability to pay in a timely fashion could materially reduce our revenues, liquidity and cash flows.

WE NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR CURRENT BUSINESS STRATEGY, WHICH MAY NOT BE AVAILABLE TO US, AND IF WE RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP IN US.

We currently depend on invoice discounting, bank loans and finance lease agreements to meet our short-term cash requirements. In order to grow revenues and reach profitability, we will require additional capital. As of the date of this prospectus, we do not have any arrangements for financing. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to achieve our business strategy, our ability to increase revenues will be materially impaired and we may never reach profitability. Additionally, any additional capital raised through the sale of equity or convertible debt securities may dilute your ownership percentage in us.

WE HAVE NO LONG-TERM MANUFACTURING CONTRACTS FROM OUR CUSTOMERS, AND REDUCTIONS, CANCELLATIONS OR DELAYS IN CUSTOMER ORDERS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

As is typical in the electronics manufacturing service industry, we do not usually obtain long-term manufacturing orders or commitments from our customers. In addition, customers may cancel their orders, change production quantities or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by our customers would reduce our revenues. Because many of our costs are fixed, a reduction in sales could have a disproportionate adverse effect on our operating results.

OUR QUARTERLY OPERATING RESULTS, REVENUES AND EXPENSES MAY FLUCTUATE SIGNIFICANTLY WHICH COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our operating results, revenues and expenses may fluctuate significantly from quarter to quarter due to a variety of factors including:

     o  the timing, size and execution of orders and shipments,

     o  lengthy and unpredictable sales cycles,

     o  changes in our operating expenses,

     o  changes in exchange rates, and

     o  fluctuations in general economic conditions.

We believe that period-to-period comparisons of our results of operations are not a good indication of future performance. It is possible that our operating results will be below your expectations. In that event, the trading price of our common stock may fall.

WE POTENTIALLY BEAR THE RISK OF PRICE INCREASES ASSOCIATED WITH SHORTAGES IN THE AVAILABILITY OF ELECTRONICS COMPONENTS.

At various times, there have been shortages of components in the electronics industry, leading to increased component prices. After receiving manufacturing orders, we purchase electronics components used in the manufacturing of our customers' products. As a result, we potentially bear the risk of price increases for these components if we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

WE OPERATE IN A COMPETITIVE BUSINESS ENVIRONMENT AND IF WE CANNOT COMPETE EFFECTIVELY, WE MAY NEVER BECOME PROFITABLE.

The market for our products and services is intensely competitive and subject to technological change. Competitors vary in size and in the scope and breadth of the products and services they offer. We compete in the United Kingdom with large and small companies, such as AB Electronics Assemblies, ACW Technologies Ltd., and CTS Corporation, to provide electronics manufacturing services to original electronics manufacturers. Some of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, engineering, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer demands or to devote greater resources to the development, promotion and sale of their products or services than we can. If we cannot compete effectively, we may never become profitable.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY, WE COULD LOSE EXISTING CUSTOMERS AND BE UNABLE TO ATTRACT NEW BUSINESS.

Electronics manufacturing service market in which we operate is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. We expect new products and services to continue to be developed and introduced by others, which will compete with, and reduce the demand for, our products and services. Our future success will depend, in part, on our ability to enhance the performance features and reliability of our current products and introduce new products and services that keep pace with technological developments and emerging industry standards and to address the increasingly sophisticated needs of our customers. If we fail to keep pace with rapid technological changes in our industry, we could lose existing customers and be unable to attract new business.

OUR SUCCESS DEPENDS ON THE CONTINUING TREND OF ORIGINAL ELECTRONICS MANUFACTURERS TO OUTSOURCE. UNCERTAINTIES AND ADVERSE TRENDS AFFECTING THE ELECTRONICS INDUSTRY OR ANY OF OUR MAJOR CUSTOMERS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Our revenue growth is dependent on the continuing trend of original electronics manufacturers to outsource. To the extent that there are no new outsourcing opportunities, our future growth would be unfavorably impacted. In addition, our business depends on the electronics industry, which is subject to rapid technological change, short product life cycles and pricing and margin pressure. When these factors adversely affect our customers, we may suffer similar effects.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE BRITISH POUND STERLING AND THE UNITED STATES DOLLAR MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

The functional currency of our operations in the United Kingdom is British Pound Sterling. Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may also adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

                 Risks Related to Investment in Our Securities

OUR PRINCIPAL SHAREHOLDER CONTROLS A SUBSTANTIAL PORTION OF OUR COMMON STOCK; INVESTORS WILL HAVE LITTLE CONTROL OVER OUR MANAGEMENT OR OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL.

Great Admirer Ltd., our principal shareholder, currently owns approximately 94.4% of our outstanding common stock, giving it the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including the election of our directors; the acquisition or disposition of our assets, the future issuance of our shares and approval of other significant corporate transactions. It may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.

THERE IS NO AND THERE MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK SHARES, WHICH MAY MAKE IT DIFFICULT FOR SHAREHOLDERS TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, there is no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

OUR COMMON STOCK MAY BE DEEMED TO BE A PENNY STOCK. AS A RESULT, TRADING OF OUR SHARES MAY BE SUBJECT TO SPECIAL REQUIREMENTS THAT COULD IMPEDE OUR SHAREHOLDERS' ABILITY TO RESELL THEIR SHARES.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934 ("Exchange Act"). The shares will remain penny stock for the foreseeable future. As defined in Rule 3a51-1 of the Exchange Act, penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.

Section 15(g) of the Exchange Act and Rule 15g-2 of the Exchange Act require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

   o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

   o reasonably determine, based on that information, that transaction in penny stocks are suitable for the investor and that the investor has significant knowledge and experience to be reasonably capable of evaluating the risks of penny stock transactions;

   o provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and

   o receive a signed and dated copy of such statement from such investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objects.

Compliance with these requirements may make it more difficult for investors in our common stock to resell the shares to third parties or to otherwise dispose of them.


                         FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe", "expect", "future", "intend", "plan", and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere in this prospectus.


                              USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the securities being registered pursuant to this prospectus.

                        DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


                                    DILUTION

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.


                              SELLING SECURITY HOLDERS

The following table sets forth information concerning the selling security holders including:

  o   the number of shares owned by each shareholder prior to this offering;

  o   the total number of shares that are to be offered for each shareholder;
      and

  o the total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The offered shares of common stock may be offered from time to time by each of the selling security holders named below. However, the selling security holders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling security holders obligated to sell such shares of common stock immediately under this prospectus, and therefore, no accurate forecast can be made as to the number of securities that will be held by the shareholders upon completion of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.



                                               Shares Owned Prior   Shares Owned After
                                 No. of         to the Offering       the Offering
      Selling                    Shares     ----------------------- --------------------
   Stockholders                 Offered        Number    Percentage    Number Percentage
---------------------------  ------------- ------------- ---------- ---------- ---------
Waywood Investment Limited     750,000       750,000       4.04%         -         -
Great Admirer Limited        4,250,000    17,601,002      94.81%    13,351,002  71.92%
Fouzi Abousnnouga                  600           600          -           -        -
Shaun Ashmead                      600           600          -           -        -
David Baker                        600           600          -           -        -
Nicholas Baker                     600           600          -           -        -
Emma Baker                         600           600          -           -        -
Sarah Barrett                      600           600          -           -        -
Debra Bartlett                     600           600          -           -        -
Gareth Beckett                     600           600          -           -        -
Christine Boyland                  600           600          -           -        -
Christopher Bridgman               600           600          -           -        -
Robert Brimfield                   600           600          -           -        -
Gary Britton                       600           600          -           -        -
Ian Brown                          600           600          -           -        -
Kathleen Burge                     600           600          -           -        -
Mark Burge                         600           600          -           -        -
Donna Burton                       600           600          -           -        -
Jeff Byrne                         600           600          -           -        -
Denise Cake                        600           600          -           -        -
John Chivers                       600           600          -           -        -
Sharon Cole                        600           600          -           -        -
Jeffrey Coleman                    600           600          -           -        -
Nicola Cook                        600           600          -           -        -
Paul Cooper                        600           600          -           -        -
Jack Cotter                        600           600          -           -        -
Elaine Cox                         600           600          -           -        -
Lisa Cullum                        600           600          -           -        -
Edward Cushen                      600           600          -           -        -
Robert Daniel                      600           600          -           -        -
David Daniels                      600           600          -           -        -
Andrea Patricia Davies             600           600          -           -        -
Jonathan Mark Davies               600           600          -           -        -
Lisa Davies                        600           600          -           -        -
Lee Baines Davies                  600           600          -           -        -
Paul Davies                        600           600          -           -        -
Andrew Davies                      600           600          -           -        -
Lorna Davies                       600           600          -           -        -
Paula Davies                       600           600          -           -        -
Mark Denholme                      600           600          -           -        -
William Dobbs                      600           600          -           -        -
Wendy Dolloway                     600           600          -           -        -




Craig Drew                         600           600          -           -        -
Tina Dunstan                       600           600          -           -        -
Timothy Edwards                    600           600          -           -        -
Suzanne Edwards                    600           600          -           -        -
Viviane Elliott                    600           600          -           -        -
Dawn Evans                         600           600          -           -        -
Michelle Evans                     600           600          -           -        -
Simon Ford                         600           600          -           -        -
Mandy Gabb                         600           600          -           -        -
Denise Garner                      600           600          -           -        -
John Gibbon                        600           600          -           -        -
Christine Gunter                   600           600          -           -        -
Helen Haines                       600           600          -           -        -
Derwyn Hanney                      600           600          -           -        -
Lynne Harrhy                       600           600          -           -        -
Lisa Harris                        600           600          -           -        -
Leeanne Harwood                    600           600          -           -        -
Lesley Hawkins                     600           600          -           -        -
Anthony Hayes                      600           600          -           -        -
Barrie Hill                        600           600          -           -        -
Diane Hodge                        600           600          -           -        -
Wayne Hooper                       600           600          -           -        -
Amenda Hopkins                     600           600          -           -        -
Owain Carter Horne                 600           600          -           -        -
Robin Hough                        600           600          -           -        -
Grant Howe                         600           600          -           -        -
Clair Howells                      600           600          -           -        -
Jayne Howells                      600           600          -           -        -
Tania Jay                          600           600          -           -        -
John Jenkins                       600           600          -           -        -
Robert Jones                       600           600          -           -        -
Lawrence Jones                     600           600          -           -        -
Gerwyn Jones                       600           600          -           -        -
Helen Jones                        600           600          -           -        -
Philip Jones                       600           600          -           -        -
Darryl Jones                       600           600          -           -        -
Irene Jones                        600           600          -           -        -
Philip Jones                       600           600          -           -        -
Meryl Kay                          600           600          -           -        -
Dawn Leadbeater                    600           600          -           -        -
Andrew Lewis                       600           600          -           -        -
Jacalyn Lewis                      600           600          -           -        -
James Zhen Liu                     600           600          -           -        -
Tracey Llewellyn                   600           600          -           -        -
Sara Lloyd                         600           600          -           -        -
David Lloyd                        600           600          -           -        -




Steve Mann                         600           600          -           -        -
Deborah Manning                    600           600          -           -        -
Lorna Matthews                     600           600          -           -        -
Elvira McDonald                    600           600          -           -        -
William Minney                     600           600          -           -        -
Andrew Morgan                      600           600          -           -        -
Keith Morris                       600           600          -           -        -
Saad Naimi                         600           600          -           -        -
Stephen Northeast                  600           600          -           -        -
Christopher Nye                    600           600          -           -        -
Michael O'Shea                     600           600          -           -        -
Mary Oliver                        600           600          -           -        -
Daryl Palmer                       600           600          -           -        -
Stephen Parkin                     600           600          -           -        -
Richard Penny                      600           600          -           -        -
Linda Phelps                       600           600          -           -        -
David Porter                       600           600          -           -        -
Jeffrey Powell                     600           600          -           -        -
Jason Powell                       600           600          -           -        -
Leanne Powell                      600           600          -           -        -
Leanne Price                       600           600          -           -        -
Jayne Pritchard                    600           600          -           -        -
Paul Pursey                        600           600          -           -        -
Lisa Reed                          600           600          -           -        -
Andrew Rees                        600           600          -           -        -
Andrew Reid                        600           600          -           -        -
Lesley Rose                        600           600          -           -        -
Helen Scott                        600           600          -           -        -
David Shellard                     600           600          -           -        -
David Slaughter                    600           600          -           -        -
Helen Smith                        600           600          -           -        -
Marcus Smith                       600           600          -           -        -
Dean Smith                         600           600          -           -        -
Susan Tarling                      600           600          -           -        -
Dean Taylor                        600           600          -           -        -
Robert Taylor                      600           600          -           -        -
Anne Thomas                        600           600          -           -        -
Meirion Thomas                     600           600          -           -        -
Joanne Todd                        600           600          -           -        -
Steven Trollope                    600           600          -           -        -
John Tudball                       600           600          -           -        -
Alyson Turner                      600           600          -           -        -
Lee Tyler                          600           600          -           -        -
Neal Tyler                         600           600          -           -        -
Stephen Urch                       600           600          -           -        -
Linda Wallis                       600           600          -           -        -





Julie Walters                      600           600          -           -        -
Karen Ware                         600           600          -           -        -
Yvonne Watkins                     600           600          -           -        -
Claire Watkins                     600           600          -           -        -
Deborah Watkins                    600           600          -           -        -
Kerry weston                       600           600          -           -        -
Natalie White                      600           600          -           -        -
Lyndsey Willcox                    600           600          -           -        -
Richard Williams                   600           600          -           -        -
Janet Williams                     600           600          -           -        -
Mark Williams                      600           600          -           -        -
Clare Williams                     600           600          -           -        -
Julie Williams                     600           600          -           -        -
Ann Williams                       600           600          -           -        -
Julie Williams                     600           600          -           -        -
Michael Williams                   600           600          -           -        -
Shaun Williams                     600           600          -           -        -
Brian Williams                     600           600          -           -        -
Brian Williams                     600           600          -           -        -
Rosemary Wood                      600           600          -           -        -
Leila Wyburn                       600           600          -           -        -
Mei Mei Komariah                   600           600          -           -        -
Pertiwi Handayani                  600           600          -           -        -
Muhammad Hidayat A                 600           600          -           -        -
Muhammad Baron                     600           600          -           -        -
Esti Harmiatri K W                 600           600          -           -        -
Syamsudin ST Makmur                600           600          -           -        -
Made Darma Yasa                    600           600          -           -        -
Noor Cahyono                       600           600          -           -        -
Anwar Sanusi                       600           600          -           -        -
Amir Aswad Sadikin                 600           600          -           -        -
Muh Hermawan Subekti               600           600          -           -        -
Rubiadi                            600           600          -           -        -
Yenny Agoestine Hernani            600           600          -           -        -
Sri Herawaty H                     600           600          -           -        -
Arini Sustyawati Dewi              600           600          -           -        -
I Made Suaba                       600           600          -           -        -
Fenny Sjahbaniarti                 600           600          -           -        -
Oke Puspadianingsih                600           600          -           -        -
M Natsir                           600           600          -           -        -
S M Hari Kustoro                   600           600          -           -        -
Rijanto Utomo                      600           600          -           -        -
Fauzy Nadjar Mustafa               600           600          -           -        -
Batas Siburian                     600           600          -           -        -
Bambang Djatmiko                   600           600          -           -        -
Grace Alexander L                  600           600          -           -        -




Hartono Siswoyo                    600           600          -           -        -
Prapseno D                         600           600          -           -        -
Priyono Pujo W                     600           600          -           -        -
Darsan Siagim                      600           600          -           -        -
Abykibri Z.                        600           600          -           -        -
Yoesrizal Diguchy                  600           600          -           -        -
M Aminuddin AB                     600           600          -           -        -
Isman Darmansyah                   600           600          -           -        -
Melu Saidar Harahap                600           600          -           -        -
Bambang Junaidi                    600           600          -           -        -
Suhardi                            600           600          -           -        -
Hadi Sutrisno                      600           600          -           -        -
Yiyis Rusoni                       600           600          -           -        -
Suradi                             600           600          -           -        -
Zulkifli Manan                     600           600          -           -        -
Rahmad Wibowo                      600           600          -           -        -
T O Hutabarat                      600           600          -           -        -
Jufran Helmi                       600           600          -           -        -
Indriyono E Santoso                600           600          -           -        -
Dean Rusdi                         600           600          -           -        -
Gunardi Yusuf                      600           600          -           -        -
Amat Samsohan                      600           600          -           -        -
Farizal                            600           600          -           -        -
Aladin                             600           600          -           -        -
Suyati K                           600           600          -           -        -
Hidayat AS.                        600           600          -           -        -
Kasijono Bin Djoyosumarto          600           600          -           -        -
Siran Bin Saher                    600           600          -           -        -
Masroni Bin Muad                   600           600          -           -        -
Amrin N.                           600           600          -           -        -
Rubendi                            600           600          -           -        -
Dastur Zen                         600           600          -           -        -
Sunaryono                          600           600          -           -        -
Abdul Malik                        600           600          -           -        -
Subandi                            600           600          -           -        -
H. Abdurrokhim                     600           600          -           -        -
Ilhamdani                          600           600          -           -        -
Bakri Satamso                      600           600          -           -        -
Amir Choli                         600           600          -           -        -
Djoko Widodo                       600           600          -           -        -
Ating Johan                        600           600          -           -        -
Iskandar Tim                       600           600          -           -        -
Guntur                             600           600          -           -        -
Abi Kusno                          600           600          -           -        -
Lidrin                             600           600          -           -        -
Sudiono                            600           600          -           -        -




Achmad Aminuddin                   600           600          -           -        -
Hadi Suryanto                      600           600          -           -        -
Heryanto                           600           600          -           -        -
Sunardi                            600           600          -           -        -
Achmad Mursyidi                    600           600          -           -        -
Lies Permana Sarie                 600           600          -           -        -
Djoko Triono                       600           600          -           -        -
Firman                             600           600          -           -        -
Arifin                             600           600          -           -        -
Abu Bakar                          600           600          -           -        -
Siarantang                         600           600          -           -        -
Suradi                             600           600          -           -        -
Ahmad Syukri                       600           600          -           -        -
Isril Hendra                       600           600          -           -        -
Setyo Puji Hartono                 600           600          -           -        -
Bhudiman Zailani                   600           600          -           -        -
Faried Adrian                      600           600          -           -        -
Mohammad Fajaruddin                600           600          -           -        -
Hutamin Bin Aulani                 600           600          -           -        -
Ellyyeni                           600           600          -           -        -
Ahdin Muid                         600           600          -           -        -
B. Sumardi                         600           600          -           -        -
Muhamat Sayuti                     600           600          -           -        -
Poniman Kurdi                      600           600          -           -        -
Eko Purwanto                       600           600          -           -        -
Astaman                            600           600          -           -        -
Suhardi bin Ciklasim               600           600          -           -        -
Susanto                            600           600          -           -        -
Muhammd Toha                       600           600          -           -        -
Sulaiman                           600           600          -           -        -
Abu Hasan Sakri Bin Ibrahim        600           600          -           -        -
Tamhar                             600           600          -           -        -
Sudaryo                            600           600          -           -        -
Iskandar Kosasih                   600           600          -           -        -
Ichsan Waris                       600           600          -           -        -
Pungut                             600           600          -           -        -
Sumari Izan                        600           600          -           -        -
Sudarsono                          600           600          -           -        -
Sagiman                            600           600          -           -        -
Aswadi                             600           600          -           -        -
Mudjiono                           600           600          -           -        -
Farus Diman Yusuf                  600           600          -           -        -
Warsito                            600           600          -           -        -
Hazairin                           600           600          -           -        -
Nasori Abdullah Kohar              600           600          -           -        -
Abdul Chair Manap                  600           600          -           -        -




Tjik Tamin                         600           600          -           -        -
Effendi                            600           600          -           -        -
Robben Hutagalung                  600           600          -           -        -
Darmawi                            600           600          -           -        -
Nasori Ario                        600           600          -           -        -
Racmadi                            600           600          -           -        -
Mansyur                            600           600          -           -        -
Zalzili                            600           600          -           -        -
Taufik Iskandar Bin Sukia          600           600          -           -        -
Buyung Chandra                     600           600          -           -        -
Mardi                              600           600          -           -        -
Muhtarmidi Umari                   600           600          -           -        -
Achmad Erno Kusmiyadi              600           600          -           -        -
Nahar Siregar                      600           600          -           -        -
Herman Sira Manuk                  600           600          -           -        -
Niman Chandra                      600           600          -           -        -
Jumaidi                            600           600          -           -        -
Yoes Rusli Hamzah                  600           600          -           -        -
D.Djamal Mursal bin M.Saleh        600           600          -           -        -
Oji Manik                          600           600          -           -        -
Machmudin                          600           600          -           -        -
Jufri Sudarman                     600           600          -           -        -
Suhardjo                           600           600          -           -        -
Herwanudin                         600           600          -           -        -
Saut Sabar Sihombing               600           600          -           -        -
Samharoni                          600           600          -           -        -
Ano Hermayanto                     600           600          -           -        -
Sunoto Harto Saputro               600           600          -           -        -
Marwan                             600           600          -           -        -
Alamsyah                           600           600          -           -        -
Suhairi                            600           600          -           -        -
Juhartono                          600           600          -           -        -
Mulyadi                            600           600          -           -        -
Dhumroh Mulkan                     600           600          -           -        -
Muchtar Lutfi                      600           600          -           -        -
Bambang Permadi                    600           600          -           -        -
Sukarsono                          600           600          -           -        -
Elpi Yuharnis                      600           600          -           -        -
Rozali                             600           600          -           -        -
Johansyah                          600           600          -           -        -
Sutirto                            600           600          -           -        -
Mawardi Bin Matnanang              600           600          -           -        -
A. Rivai Yan                       600           600          -           -        -
Puntas Ismail                      600           600          -           -        -
Mat Yanton                         600           600          -           -        -
Djakfar Sidik Bin Abdullah         600           600          -           -        -




Amat Suplan                        600           600          -           -        -
Kusbino Hardianto                  600           600          -           -        -
Ramli Arief Manan                  600           600          -           -        -
Suryanto                           600           600          -           -        -
Rohwat Budiman                     600           600          -           -        -
Edi Helmi                          600           600          -           -        -
Abu Hasan Bin Ibrahim              600           600          -           -        -
Djalal Bin Karimin                 600           600          -           -        -
Prayitno                           600           600          -           -        -
Isnansori Z.                       600           600          -           -        -
Parto Sukasno                      600           600          -           -        -
Muhammad Nur Bin Ibrahim           600           600          -           -        -
Handra                             600           600          -           -        -
Iskandar                           600           600          -           -        -
Utuh Khair Bin H. Jailani          600           600          -           -        -
Soleh                              600           600          -           -        -
Suparman Bin Meharan               600           600          -           -        -
Barsono                            600           600          -           -        -
Harto M.                           600           600          -           -        -
Handerson                          600           600          -           -        -
Tamamin                            600           600          -           -        -
Sumbategaultra                     600           600          -           -        -
Fakhri Chan                        600           600          -           -        -
A Nawawi Umar                      600           600          -           -        -
Achmad Faisal Hole                 600           600          -           -        -
Achmad Ardy                        600           600          -           -        -
Alfian M                           600           600          -           -        -
Burmawi Pa'i                       600           600          -           -        -
Dicky                              600           600          -           -        -
Gultomi                            600           600          -           -        -
Iskandar Taufic                    600           600          -           -        -
Mugiono                            600           600          -           -        -
Patama Suanta                      600           600          -           -        -
Purwani                            600           600          -           -        -
Samio                              600           600          -           -        -
Syamsulham                         600           600          -           -        -
Sardi Nyoto                        600           600          -           -        -
Syarif                             600           600          -           -        -
Tom Baru                           600           600          -           -        -
--------------------------------------------------------------------------------------
           Total             5,213,000    18,564,002       98.85%   13,351,002  71.92%


Notes:

(1)  Waywood Investments Inc. is deemed a promoter of Oxford Technologies Inc.
(2)  Great Admirer Ltd. is our principal shareholder.

We are not aware of any agreements or arrangements among the selling security holders listed above. To our knowledge, there are no coordinated investment efforts among the selling security holders, and they are not acting as a "group" as that term is used in Instruction 7 to Item 403 of Regulation S-B.


                               PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders will sell their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board, thereafter, at then prevailing market prices or privately negotiated prices.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while

The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders have agreed to comply with applicable securities laws. Each of the selling shareholders and any securities broker-dealer or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The offer and sale by the selling shareholders may be a "distribution" under Regulation M, in which case the selling stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class of securities that are the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". In addition Rule 101 under Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" by a selling shareholder in connection with a distribution for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities. We will not receive any of the proceeds from the sale of any of the shares by the selling shareholders.


                                LEGAL PROCEEDINGS

There are no legal actions pending against us nor are any legal actions contemplated by us.



              DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


Directors and Executive Officers
--------------------------------

Each of our directors is elected by the shareholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors are as set forth below:

      Name           Age                       Office
----------------   ------ ----------------------------------------------------
Jacinta Sit          31   President, Chief Financial Officer and Director
Shaun Ashmead        37   Managing Director of Axiom Manufacturing Services Ltd.
Vivian Lee-Yu Lam    33   Secretary and Director
Wonn Chew Chai       44   Director

JACINTA SIT has been our President and Chief Financial Officer and a director since February 2003. From 2001 to the present, Ms. Sit holds various positions, most recently as an Executive Director, of South Sea Petroleum Holdings Limited, a Hong Kong corporation, whose principal business is the exploration and production of crude oil. Since September 2003, Ms. Sit has been the president, chief financial officer and a director of Cowley Technologies Corp., a magazine distributor in Hong Kong, and since October, 2003, a director of Weston Technologies Corp., a Delaware corporation whose business plan is to develop, manufacture, and market an electronic device known as "Flameless and No-tar Cigarette Substitute".

SHAUN ASHMEAD has been serving as Managing Director of Axiom Manufacturing Services Ltd., since March 2004. Prior to that, he was Axiom's Operations Director (April 2004 to March 2004), responsible for all aspects of the business other than Materials, Quality Engineering, Manufacturing, Finance and Human Resources, Head of Administration Group responsible for Finance, Human
Resources and Factory Engineering, and Company Secretary (September 2002 to August 2003). From July 2001 to September 2002, Shaun was Axiom's Head of

Quality and Engineering Group, responsible for Technical Engineering, including new product introduction, supplier and product quality, Test Engineering and Market Quality Investigation Centre. Shaun has been employed with Axiom since 1986, predominately within a Quality Managers role until 2001, and has been instrumental in ensuring that Axiom has achieved awards such as ISO 9002, ISO 14001, QS 9000 and TS16949 and continues to ensure that the recognized standards are met or exceeded.

VIVIAN LEE-YU LAM has been our director and Corporate Secretary since February 2003. From 2000 to the present, Ms. Lam holds various positions, most recently as Company Secretary, of South Sea Petroleum Holdings Limited, a
Hong Kong corporation whose principal business is the exploration and production of crude oil. Currently Ms. Lam also serves as a director of Great Admirer Limited, the parent company of the registrant, and since September 2003, a vice president, secretary and a director of Cowley Technologies Corp., a magazine distributor in Hong Kong.

WOON CHEW CHAI was elected as an independent director of the Company in February 2003. From 1994 to the present, Mr. Chai has been a partner at Michael Chai & Co., a law firm in Kuala Lumpur, Malaysia. From 1991 to 1994, he was a legal associate with Shook Lin & Bok, a law firm in Kuala Lumpur, Malaysia. From 2002 to the present, he has served as director of South Sea Petroleum Holdings Limited, a Hong Kong corporation, whose principal business is the exploration and production of crude oil. Mr. Chai holds a Bachelor of Laws (Hons) degree from the University of Buckingham, and a Bachelor of Science (Hons) degree in Chemistry from University of Surrey, UK. Mr. Chai is qualified as Barrister at Law from Lincoln's Inn, England. Since September 2003, Mr. Chai has been serving as a director of Cowley Technologies Corp., a magazine distributor in Hong Kong.

Significant Employees
---------------------

There are no significant employees other than our executive officers.

Family Relationships
--------------------

There are no family relationships among directors or officers.

Involvement in Certain Legal Proceedings
-----------------------------------------

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

3. being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or

4. being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics
--------------

We have adopted a Code of Business Conduct and Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. A copy of the Code of Business Conduct and Ethics may be obtained by any person, without charge, who sends a written request to Oxford Technologies, Inc., 80 Wall Street, Suite 818, New York, NY 10005. We will disclose any waivers or amendments to our Code of Business Code and Ethics on Item 10 of a Form 8-K.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners
----------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of January 24, 2005, each person who is known by us to own beneficially more than 5% of our outstanding common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                          Name and Address          Number of Shares    Percentage
   Title of Class       of Beneficial Owner        Beneficially Owned  of the Class
------------------  ---------------------------  --------------------- -------------
  Common Stock         Great Admirer Ltd. (i)       17,601,002          94.8% (ii)
                       2 Queen's Road, Central
                       Hong Kong
------------------------------------------------------------------------------------


(i) Great Admirer Ltd. is owned by South Sea Petroleum Holdings Ltd., a Hong Kong corporation.

(ii) Percentage of ownership is based on 18,564,002 shares of common stock outstanding on January 24, 2005.

As of the date of this prospectus, no options, warrants or rights to acquire shares have been granted.

Security Ownership of Management
--------------------------------

Except Shaun Ashmead, the managing director of Axiom Manufacturing Services Ltd., owns 600 shares of our common stock, none of our executive officers and directors beneficially owned our securities.

Changes in Control
-------------------

There are no arrangements that management is aware of that may result in changes in control as that term is defined by the provisions of Item 403(c) of Regulation S-B. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.



                           DESCRIPTION OF SECURITIES

We are authorized to issue 80,000,000 shares of common stock, par value $.0001 per share and 20,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock
------------

As of January 24, 2005, there were 18,564,002 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights. The holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Oxford Technologies, the holders of common stock are entitled to share pro rata all assets remaining
after payment in full of all liabilities.   Holders of common stock have no
preemptive rights. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock
---------------

As of January 24, 2005, there were no preferred shares that have been designated or issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

Debt Securities
---------------

As of the date of this prospectus, we do not have any debt securities.

Other Securities To Be Registered
----------------------------------
There are no other securities to be registered.

                         INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus as of December 31, 2003 and 2002 and for the years then ended have been audited by Demetrius & Co., LLC, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The validity of the common stock offered hereby was passed upon for us by William G. Hu, Attorneys At Law, of 435 East 70th Street, #7C, New York, NY 10021.

No named expert or counsel referred to in the prospectus has any interest in Oxford. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Oxford or was a promoter, underwriter, voting trustee, director, officer or employee of Oxford.


               DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the Delaware corporation law or the provisions of our Articles of Incorporation, or Bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                      ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware on March 8, 2002 as a blank check company for the purpose of either merging with or acquiring an operating company with operating history and assets. In furtherance of our business plan, on June 10, 2002, we voluntarily filed a registration statement on Form 10-SB with the Securities and Exchange Commission to become a reporting company under the Securities and Exchange Act of 1934, as amended. The registration statement became effective on or about December 20, 2002.

On January 24, 2003, Waywood Investment Ltd. ("Waywood") entered into a Stock Purchase Agreement with Great Admirer Limited, a Hong Kong corporation, ("Great Admirer"), pursuant to which Great Admirer acquired 85%, or 4,250,000 shares, of our then issued and outstanding common stock from Waywood.

On February 12, 2003, we entered into a share exchange agreement with Great Admirer, pursuant to which we issued 13,564,002 shares of our common stock to Great Admirer in exchange for all issued and outstanding capital shares of Axiom Manufacturing Services Limited ("Axiom") on a one-to-one basis. Axiom is an electronics manufacturing service provider in the United Kingdom and a wholly owned subsidiary of Great Admirer. As a result of this transaction, Axiom becomes our wholly owned subsidiary, and the shareholders of Axiom became our controlling shareholders. This transaction was accounted for as a reverse acquisition.

Axiom was incorporated in South Wales, United Kingdom on September 3, 1980, under the name of Aiwa (UK) Ltd., as a wholly owned subsidiary of Aiwa Co., Ltd. of Japan, to engage in the business of consumer electronics manufacturing. The name of Aiwa (UK) Ltd. was changed in June 1997 to Aiwa Wales
Manufacturing Limited ("AWM"), which was changed again to Axiom Manufacturing Services Limited on April 10, 2002, as a result of the Acquisition of AWM by Great Admirer. Whatever organizational and acquisition costs incurred by Aiwa/Axiom were recorded on the books of Axiom.

Axiom was acquired by Great Admirer on April 10, 2002. Great Admirer was a non-operating shell company and incurred minimal costs to acquire Axiom, and therefore there was no need for adjustment for any costs incurred by Great Admirer to be "pushed down" in the accounts of Axiom. Additionally, prior to the sale of Aiwa (UK) Ltd., now Axiom, Sony/Aiwa forgave
US $11,864,000 of inter-company debt which Axiom recorded as paid-in capital under US GAAP and Sony/Aiwa did not incur any other costs that were required to be "pushed down" to Axiom for the completion of this transaction.

Prior to the acquisition by Great Admirer in April 2002, Axiom had been a wholly-owned subsidiary of Aiwa Europe Ltd., which was itself a wholly-owned subsidiary of Aiwa Co., Ltd, which was effectively acquired by Sony Corporation on October 1, 2002. As the sole original equipment manufacturer of Aiwa's own-brand consumer electronics products in Europe, Axiom was responsible for manufacturing Aiwa brand consumer electronics products, primarily audio and visual products, on behalf of Aiwa Co. of Japan, for distribution in the UK, France, Germany, Netherlands and Poland.

Axiom, as a subsidiary of Aiwa Europe Ltd. was a redundant manufacturing facility in Europe and Sony/Aiwa Company arranged for its sale to Great Admirer. Sony/Aiwa, rather than abandon the facility, considered the need of the local economy and thus arranged for the transfer of ownership.

This transaction was accounted for as a reverse acquisition, whereby, under accounting principles generally accepted in the United States of America, after completion of the merger, Oxford will file prior historical financial information of Axiom, on a stand-alone basis, for the year prior to the acquisition (12/31/2002). The continuing operations of the Registrant will reflect the consolidated operations of Oxford and its wholly owned subsidiary, Axiom, commencing on January 1, 2003. The acquisition of Axiom by Great Admirer was treated as a reverse merger in accordance with purchase accounting under APB 16.

Axiom (formerly Aiwa Wales Manufacturing Limited) was responsible for manufacturing Aiwa brand consumer electronics products, primarily audio and visual products on behalf of Aiwa Japan, for distribution in the Europe.
In December 2000, due to a gradually decreasing profit margin, Axiom began to provide electronic manufacturing services (EMS) to third parties. In

July 2001, Aiwa brand products were terminated and Axiom became entirely an EMS provider in the markets of telecommunication equipment, computer and related products, video, audio, and entertainment products, industrial control equipment, testing and instrumentation products and medical devices. Axiom offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support.

Axiom's principal offices and manufacturing facilities are located in Technology Park, Newbridge, South Wales, United Kingdom. Axiom owns the above-mentioned facilities, which occupies approximately 26.80 acres. Axiom has a website, whose address is www.axiom-ms.com.


                             DESCRIPTION OF BUSINESS

We, through our wholly-owned subsidiary Axiom Manufacturing Services Ltd., provide electronics manufacturing services, in the business-to-business or business-to-industrial sectors, to original equipment manufacturers (OEMs) in the following market sectors:

   o   video/audio/entertainment products
   o	 medical devices
   o   industrial control equipment
   o   domestic appliances
   o   computers and related products for business enterprises; and
   o   testing and instrumentation products

We offer OEMs with comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support. OEMs contract with us to build their products or to obtain services related to product development, manufacturing and post-production requirements. We have developed relationships with OEMs in a diversified range of industries, including computer systems and peripherals, wired and wireless communications, networking and storage equipment, consumer electronics, industrial equipment, medical devices and commercial avionics. By efficiently managing costs and asset base, we are able to offer our customers an outsourcing solution that represents a lower total cost of ownership than that typically provided by their internal operations.

In many cases, we build products that carry the brand names of our customers, and substantially all of our manufacturing services are provided on a turnkey basis, whereby we purchase customer-specified components from suppliers, assemble the components onto printed circuit boards, perform post-production testing, and provide customers with production process and testing documentation. We offer our customers with flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' inventory requirements. Additionally, we complete the assembly of customers' final product at our facilities by integrating printed circuit board assemblies into the customers' finished products. We also provide manufacturing services on a consignment basis, whereby we utilize components supplied by the customer to provide assembly and post-production testing services.

We serve several segments of the electronics products and technology markets. Much of our customers are located in the United Kingdom, and much of our business is related to the following products: networking equipment such as modems and data capture; telecommunications equipment; consumer products such as high-end audio and domestic appliances; electronic sub-systems for the medical, test and security industries; and other electronics equipment and products.

Our Services
------------

We believe that OEMs are increasingly demanding an integrated outsourcing solution from electronic manufacturing service companies and seeking collaborative relationships. We provide our customers with a total solution that includes a full range of services that allow us to take our customers' products from initial design through production, test, distribution and after-market support. The services we offer OEMs include:

Engineering and Design. We offer engineering, design, prototype and related services that help its customers design their products for optimal manufacturing and testing. Our electrical, mechanical and packaging engineers provide our customers with circuit design, printed circuit board layout, mechanical design and test fixture design services. We also provide design for procurement, design for manufacture and design for test services. Our design for procurement service identifies areas in which the overall cost of our customers' products can be reduced through a decrease in material costs and effective inventory management. We design for manufacturer's service seeks to achieve defect-free and cost-effective product designs, reduce product development cycles, create high initial production yields and establish superior product quality. Our design for test service focuses on achieving the highest level of fault detection and isolation before products are shipped.

Materials Procurement and Management. Materials procurement and management consist of planning, purchasing, expediting and warehousing of components and materials. Our inventory management and volume procurement capabilities contribute to cost reductions and reduce total cycle time.

Product Assembly and System Integration. We offer assembly and manufacturing services that include assembly of subsystems of electronics products, which include multiple components, and the final assembly and integration of complete products that incorporate printed circuit board assemblies, complex electromechanical subassemblies, enclosures, power supplies and other components. We build a wide range of final products and we believe we are well positioned to take advantage of the anticipated acceleration in outsourcing of final product assembly and integration. In addition, our build-to-order and configure-to-order capabilities complement our expertise in final product assembly by allowing us to postpone the final configuration of our customers' products until actual end-user specifications are received, thus reducing finished inventory levels for us and our customers.

Testing. We offer computer-aided testing of assembled printed circuit boards, subsystems and systems, which contributes significantly to our ability to deliver high-quality products, on a consistent basis. We work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests to test the circuitry of the board and functional tests. We either custom design test equipment and software itself or use test equipment and software provided by our customers. We also provide environmental stress tests of assemblies of boards or systems.

Logistics and Distribution. We offer services related to the configuration and shipment of the customers' products. We perform final product packaging and distribution services for completed products, as well as direct order fulfillment. We increasingly deliver final products directly into our customers' distribution channels and to our customers' end-users. We believe that these services complement our comprehensive manufacturing solution, enabling our customers to be more responsive to changing market demands and to get their products to market more quickly with less total cost.

After-Market Services. We provide a wide range of after-market services, including repair, refurbishment, remanufacturing, system upgrades and spare part manufacturing. These services are supported by specific information systems and testing technologies and can be tailored to meet the specific requirements of each of our customers.

Business Strategy
-----------------

Our goal is to be an electronics manufacturing services outsourcing provider to leading original equipment manufacturers in the high growth segments of the electronics industry. To meet this goal, we have implemented the following strategies:

Maintain and Develop Close, Long-Term Relationships With Customers.   Our
core strategy is to maintain and establish long-term relationships with leading original equipment manufacturers in expanding industries by becoming an integral part of our customers' manufacturing operations. To this end, we work closely with our customers throughout the design, manufacturing and distribution process, and offers flexible and responsive services, responding to frequently changing customer design specifications and production requirements.

Focus on High-End Products in High Growth Sectors. We produce products for a wide range of original equipment manufacturers in different industries, such as consumer electronics, Internet-focused businesses and telecommunications equipment. The product scope ranges from easy to assemble, low-cost high-volume products targeted for the consumer market to complicated state-of-the-art, mission critical electronic hardware. Similarly, original equipment manufacturers' customers range from consumer-oriented companies that compete primarily on price and redesign their products every year, to manufacturers of high-end telecommunications equipment and computer and related products for business enterprises that compete on technology and quality. We intend to offer state-of-the-art products as much as possible for industry leaders who require specialized engineering design and production services as well as offering high volume manufacturing capabilities to our customers. We will continue our strategy of adding good quality long-term customers to the portfolio to provide us with growth and stability.

Deliver Complete High and Low Volume Manufacturing Solutions. We believe original equipment manufacturers are increasingly requiring electronics manufacturing service providers to deliver a wide range of specialized engineering and manufacturing services in order to reduce their costs and accelerate their time-to-market and time-to-volume production. Building on our integrated engineering and manufacturing capabilities, we intend to offer services from initial product design and test to final product assembly and distribution to the original equipment manufacturers' customers. These full service capabilities allow us to offer customers the flexibility to move quickly from design and initial introduction to production and distribution.

Enhance Our Integrated Design, Manufacturing and Related Services. We intend to continue to enhance our service offerings to meet the evolving needs of our customers and to control and manage more effectively their supply chain. Original electronics manufacturers are increasingly requiring a wider range of advanced services from electronic manufacturing services companies. We intend to expand our engineering and design capabilities and our new product introduction services through additional investments in these fields. We believe that our ability to support customers in these areas provides us with insight into our customers' future manufacturing requirements, which is critical to further penetrating the electronics manufacturing services market and attracting new customers.

Increase Penetration of Our Existing Customers and Expansion Our Customer Base. We believe that the increased penetration of our existing customers and the continued expansion of our customer base are critical to our future success.
We intend continually to evaluate the requirements of our existing customers, and seek the opportunity to provide them with additional services from existing facilities, thereby strengthening our relationships with our customers and increasing the utilization of existing manufacturing facilities. We intend to actively pursue new customers by conducting a focused marketing effort, designed to increase our brand awareness and the likelihood of winning new business.

Marketing and Customers
-----------------------

We market our manufacturing services primarily in the United Kingdom. For the year ended December 31, 2003, approximately 95% of our sales were originated in the United Kingdom. We market our services through our direct sales force and independent marketing representatives. Our divisional and executive management teams are also an integral part of our sales and marketing teams. The following table shows the percentages of our sales by industry sector for the last two years:

                                                   Year ended December 31,
                                                    2003         2002
                                                 ------------  ----------
                                                       %           %
Video/Audio/Entertainment products                   32.20        42.21
Medical devices                                      22.76        27.02
Industrial control equipment                         22.03        24.40
Domestic appliance                                   12.60         0.00
Computer related products for business enterprises    7.41         0.87
Testing & instrumentation products                    3.00         5.50
                                                   ---------    --------
                   TOTAL                              100%         100%

Our salespeople have knowledge of local markets, which we believe is critical to identifying new customers and developing new business opportunities. Our direct sales force is complemented by several independent firms who serve as its representatives in areas where we believe the most significant opportunities exist, and in areas where it has no direct salespeople.

Suppliers
---------

We maintain a network of suppliers of components and other materials used in assembling products. For the year ended December 31, 2003, there were no suppliers who accounted for 10% or more of our purchases. We procure components only when a purchase order has been received from a customer. Although we may experience component shortages and longer lead times of various components from time to time, we have generally been able to reduce the impact of the component shortages by working with customers to reschedule deliveries, by working with suppliers to provide the needed components using just-in-time inventory programs, or by purchasing components at somewhat higher prices from distributors, rather than directly from manufacturers.

Product Research and Development
--------------------------------

For the year ended December 31, 2003, there were no product research and development expenses. We have no current plan to conduct any product research and development activities in the next twelve months.

Patents and Trademarks
----------------------

We do not own any patents or trademarks.

Backlog
--------

Backlog consists of contracts or purchase orders with delivery dates scheduled within the next 12 months. At December 31, 2003, our backlog was approximately $14.1 million. Because customers may cancel or reschedule deliveries, backlog is not a meaningful indicator of future financial results.

Environmental Matters
---------------------

Our operations are subject to certain national and local regulatory requirements relating to environmental, waste management and health and safety measures relating to the use, release, storage, treatment, transportation, discharge, disposal and clean-up of hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. We are in substantial compliance with all applicable requirements and has achieved ISO 14001, an internationally recognized award. However, material costs and liabilities may arise from these requirements or from new, modified or more stringent requirements.

We periodically generate and temporarily handle limited amounts of materials that are considered hazardous waste under applicable law. We contract for the off-site disposal of these materials and have implemented a waste management program to address related regulatory issues. The current costs of compliance are not material to us, and we are not aware of any facts or circumstances that would cause it to incur significant costs or liabilities in the future related to environmental, health and safety law compliance. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, we may be required to incur substantial additional expenditures.

Employees
---------

We currently have 175 full-time employees, including 101 in production and quality control, 32 in engineering, research and development, 22 in procurement and materials management, 2 in information systems, 5 in sales and marketing, and 13 in executive and administrative functions. Seven percent of our employees are represented by the General Municipal Boilermakers Union. We consider our employee relations to be good.

We do not expect significant changes in the number of employees in the next twelve months.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We were incorporated in the State of Delaware on March 8, 2002 as a blank check company. On February 12, 2003, we acquired 100% of the outstanding securities of Axiom Manufacturing Services Ltd. ("Axiom") with the exchange and issuance of 13,564,002 shares of our common stock (the "Merger"). Although we are the legal survivor in the Merger and remain the registrant with the Securities and Exchange Commission, under generally accepted accounting principles in the United States, the Merger was accounted for as a reverse acquisition, whereby Axiom is considered the "Acquirer" for financial reporting purposes as its shareholders controlled more than 50% of the post transactions combined company. Among other matters, this requires us to present all financial statements, prior historical financial and other information of Axiom, and requires a retroactive restatement of Axiom historical shareholders investment for the equivalent number of shares of common stock received in the Merger.
Accordingly, our consolidated financial statements present the results of operations of Axiom for the year ended December 31, 2002, and reflect the acquisition of us on February 12, 2003 under the purchase method of accounting. Subsequent to February 12, 2003, our operations reflect the combined operations of the former Oxford and Axiom.

We conduct our business through our subsidiary, Axiom Manufacturing Services Ltd. Prior to its acquisition by Great Admirer Ltd. in April 2002, Axiom has been a wholly owned subsidiary of Aiwa Europe Limited, which was itself a wholly owned subsidiary of Aiwa Co., Ltd, which was effectively acquired by Sony Corporation on October 1, 2002. As the sole original equipment manufacturer of Aiwa's own-brand consumer electronics products in Europe, Axiom was responsible for manufacturing Aiwa brand consumer electronics products, primarily audio and visual products, on behalf of Aiwa Japan, for distribution in the UK, France, Germany, Netherlands and Poland. In December 2000, due to a gradually decreasing profit margin, Axiom began to provide electronic manufacturing services to third parties until July 2001 when all Aiwa brand products were terminated, and Axiom continued only as a contract electronic manufacturing services provider. On March 31, 2002, Axiom completed its first full year of operations as a contract electronics manufacturing services provider.

We provide electronics manufacturing services in the business-to-business or business-to-industrial sectors, to original equipment manufacturers in the telecommunications equipment, computers and related products for business enterprises, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, medical devices markets and domestic appliances. We offer our customers a full range of services, from initial design through production, test, distribution and after-market support. In many cases, we build and service products that carry the brand names of our customers.

Substantially all of our manufacturing services are provided on a turnkey basis, whereby we purchase customer-specified components, assemble the components on printed circuit boards, perform post-production testing and provide our customers with production process and testing documentation. We offer our customers with flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' inventory requirements. Additionally, we complete the assembly of our customers' products at our facilities by integrating printed circuit board assemblies into other elements of our customers' products. We also provide manufacturing services on a consignment basis, whereby we utilize components supplied by customers to provide assembly and post-production testing services.

RESULTS OF OPERATIONS
---------------------

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

Revenues
---------

Revenues for the year ended December 31, 2003 were $20.42 million representing an increase of $7.32 million, or 55.9% as compared to $13.10 million for the year ended December 31, 2002. The increase in revenue was largely a result of expanding our customer base to include two new major customers and by generating additional revenues from existing customers. The total number of our customers increased from ten at the end of December 2002 to thirteen as of December 31, 2003, and we became less reliant on our major customers from 2002 with their share of total revenues reducing from 70% to 50% of total revenue.

Cost of Sales
-------------

Cost of sales consists of the material cost of goods sold, direct overhead, direct wages, and direct depreciation expenses. For the year ended December 31, 2003, our cost of sales was $20.95 million as compared to $15.66 million for the year ended December 31, 2002. This was an increase of $5.30 million, or 33.8% for the year ended December 31, 2003. We attribute the increase in our cost of sales for the year ended December 31, 2003, primarily to the growth of sales during the year. However, our increase in cost of sales was 33.8% as compared to 55.9% of our increase in sales. This means that during the fiscal 2003, our gross margin improved, which was largely due to our better utilization and efficiency of labor, and our better product scheduling using our manufacturing resources planning system.

Operating Expenses
------------------

Operating expenses, consisting of selling, general and administrative expenses, decreased by $0.707 million, or 23%, to $2.288 million in 2003, as compared to $2.995 million in fiscal 2002. Most of the decrease is attributable to the reduction in wages and salaries amounting to $834,025 following the restructure of headcount in 2002. The decrease in operating expenses also reflects a reduction of $183,490 in property tax following a review by the local authority and a decrease of $81,172 in advertising expenses (higher re-branding costs in 2002), offset by a moderate increases in other administration and general expenses.

Rental Income and Economic Development Grant
--------------------------------------------

For the year ended December 31, 2003, our rental income and economic development grant increased to $1,065,000 from $410,000 in the prior year. Since July 1, 2002, we have leased a total of 42,000 square feet of our unused office spaces to two corporate entities. For the year ended December 31, 2003, we had rental income of $459,000 as compared $131,000 of the previous year. The increase was principally because we had rental income of six months for the fiscal 2002, but 12 months for the fiscal of 2003. For the year ended December 31, 2003, we also had amortized a governmental economic development grant of $606,000 as compared to $279,000 for the year ended December 31, 2002.

Interest Income
---------------

Interest income for the year ended December 31, 2003 was $1,000 as compared to $33,000 for the year ended December 31, 2002. The decrease of $32,000 was due to having less cash to invest and lower interest rates.

Interest Expenses
-----------------

Interest expenses for the year ended December 31, 2003 was $103,000 as compared to $58,000 for the year ended December 31, 2002. The increase of $45,000 was largely attributable to having an average higher debt balance of $2.29 million for the year ended December 31, 2003, as compared to $651,000 for the year ended December 31, 2002 and lower interest rates.

Net Loss
--------

As a result of the factors discussed above, for the year ended December 31, 2003, our net loss was $1.85 million as compared to a net loss of $5.17 million for the same prior year period. This resulted in basic loss per share of $.10 on weighted average common shares outstanding of 17,988,660 for the year ended December 31, 2003, as compared to basic loss per share of $.40 on weighted average common shares outstanding of 12,804,698 for the year ended December 31, 2002.

Nine-Month Period Ended September 30, 2004 Compared to the Nine-Month Period Ended September 30, 2003
----------------------------------------------------------------------------

Revenues
--------

Revenues for the nine-month period ended September 30, 2004 were $21.2 million representing an increase $8.06 million, or 61.3%, as compared to $13.15 million for the same period of 2003. The increase in revenue was largely a result of our expanding customer base and additional revenues generating from existing customers.

Cost of Sales
-------------

Cost of sales is consisted of the material cost of goods sold, direct overhead, direct wages, and direct depreciation expenses. For the nine months ended September 30, 2004, our cost of sales was $19.29 million as compared to $13.95 million for the nine months ended September 30, 2003. The gross margin for the nine months ended September 30, 2004 was 9%, which increased significantly as compared to -0.06% for the same period of the previous year. We attribute the increase to our improved efficiency in production planning, reduction of direct wages and favorable price variance achieved during the period.

Operating Expenses
------------------

Operating expenses increased by $1.14 million, or 88.3%, to $2.43 million for the nine months ended September 30, 2004 as compared to $1.29 million in the same period of the prior year. The increase is largely attributable to the increase in financing costs, repairs and maintenance, rates and marketing expenses. In addition, there was a restructuring cost of $273,000 incurred in the beginning of the period. We did not incur any restructuring cost during the same period of the last year.

Rental Income and Economic Development Grant
--------------------------------------------

For the nine-month period ended September 30, 2004, our rental income and economic development grant were $934,000 as compared to $837,000 for the same period of the last year. Since July 1, 2002, we have leased a total of 42,000 square feet of our unused office spaces to two third party companies. In March 2004, we leased an additional 10,000 square feet of our unused office space to one of the existing leasees. For the nine-month period ended September 30, 2004, we had rental income of $426,000 as compared to $388,000 for the same period of last year.

Interest Expenses
-----------------

Interest expenses for the nine months ended September 30, 2004 was $140,000 as compared to $76,000 for the same period of the previous year. The increase of $64,000, or 84%, was largely attributable to having higher average debt balance for the nine months ended September 30, 2004 as compared to the same period of the previous year.

Net Loss
--------

As a result of the factors discussed above, for the nine-month period ended September 30, 2004, we had net loss of $1,000 as compared to a net loss of $1.33 million for the same period of the previous year. This resulted in net loss per share of $Nil on weighted average common shares outstanding of 18,564,002 for the nine-month period ended September 30, 2004 as compared to net loss per share of $0.07 on weighted average common shares outstanding of 17,794,771 for the same period of the previous year.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Since 2002, we have been financed primarily through cash flow from operations, government grant, and to a lesser extent, limited short term financing. In July 2002, we received a grant in aid of $3,863,000 from Nation Assembly for Wales, UK. The fund was made available to safeguard jobs following the decision by Aiwa Europe Ltd. to end the original equipment production. The Nation Assembly for Wales has been given security in the form of a first legal charge of the land and buildings at Technology Park, Newbridge and has the right to require repayment of part or all of the grant under certain circumstances. We have treated the grant in aid as deferred income and recognized a monthly amortization to reduce expenses. As of September 30, 2004, we had no cash and cash equivalents.

For the year ended December 31, 2003, our operations used $1.09 million of cash as compared to $5.34 million of cash used in operating activities for the same period of the prior year, primarily as a result of the increase in accounts receivable, inventory and in accounts payable. Our net working capital decreased $1.45 million to $1.225 million during the twelve months ended December 31, 2003 from $2.677 million at December 31, 2002. The decrease in working capital was primarily caused by the increase of short-term borrowing. For the year ended December 31, 2003, we used $244,000 of cash in our investing activities for purchase of property and equipment.

Our financing activities during the year ended December 31, 2003 provided cash of $1.47 million, of which $1.514 million were funded by invoice discounting and bank loan.

For the nine months ended September 30, 2004, our operations used cash of $792,000 as compared to $1.16 million of cash used for the same period of the prior year.

During the nine-month period ended September 30, 2004, we used cash of $58,000 in our investing activities for purchase of property and equipment as compared to $236,000 of cash used in the same period of the prior year.

Our financing activities for the nine-month period ended September 30, 2004 provided us cash of $576,000 as compared to $1.36 million for the same period of the previous year. All cash provided in our financing activities were proceeds from notes payable.

For the nine months ended September 30, 2004, we used invoice discounting, financing lease arrangement and bank loans to meet our short-term liquidity needs. Our bank facilities comprise an invoice discounting facility with a maximum advance limit of $3,075,300 subject to the level of qualifying sales invoiced and a bank overdraft of $180,900. Interest rates are calculated with reference to bank base rates. At September 30, 2004 the interest rate on borrowings was 2.00% above the base rate and the interest rate on credit balances was 1.5%.

The following summarizes our debt and other contractual obligations at September 30, 2004:

     Description            Amount                     Term
-----------------------  -------------  -----------------------------------
Invoice discounting      $   2,393,307   Ongoing until facility terminated
Bank loan                $     256,810   5 year term commencing June 2002
Finance lease agreements $     213,462   10 year term commencing August 2002
----------------------------------------------------------------------------
      Total              $   2,863,579

As of the date of this report, we are in compliance with all covenants under our existing credit facilities. In the event that adequate funding is not available from existing credit facilities, we would work with existing lenders to identify additional sources of financing. We have no current plans to make significant capital expenditures. At present we do not have any arrangements for financing except that mentioned above. While there can be no assurance that we will have sufficient funds over the next twelve months, we believe that funds generated from operations plus borrowings under our invoice discounting facility will be adequate to meet our anticipated operating expenses, capital expenditure and debt obligations for at least the next twelve months. Nevertheless, our continuing operating and investing activities may require us to obtain additional sources of financing. There can be no assurance that any necessary additional financing will be available to us on commercially reasonable terms, if at all.

Off-Balance Sheet Arrangements
-------------------------------

We do not have any off-balance sheet arrangements.


                           CRITICAL ACCOUNTING POLICIES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe revenue recognition and accounts receivable and allowance for doubtful accounts are two critical accounting policies that involve the most complex, difficult and subjective estimates and judgments.

Revenue recognition
-------------------

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition." SAB 104 requires that revenue generally can be recognized when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period in which the related sales are recorded. We defer any revenue for which the product has not been delivered or is subject to refund until such time when we and our customer jointly determine that the product has been delivered or no refund will be required.

Accounts Receivables and Allowance for Doubtful Accounts
--------------------------------------------------------

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with, and the economic status of, our customers. We analyze historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. As of December 31, 2003, we have three customers accounting for 52% of the outstanding debtor balances. However, we do not believe that it is subject to unusual credit risk beyond the normal risk associated with the collection of our accounts receivable.

Recently issued accounting standards
------------------------------------

On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives continue to be amortized.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability,
(3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption of SFAS No. 143 is not expected to have a material effect on our financial position, results of operations, or cash flows.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends the transition alternatives for companies choosing to adopt the fair value method of accounting for compensation cost of options issued to employees and required additional disclosure on all stock-based compensation plans. We have adopted the disclosure provisions.

In November 2002, the FASB issued FASB Interpretation (FIN) No.45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including indirect Guarantees of Indebtedness of Others." FIN No. 45 addresses the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the Interpretation were adopted by us for guarantees issued or modified after December 31, 2002. Adoption of FIN No. 45 did not have a material impact on our financial statements.

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46R, a revision to FIN 46. FIN 46R provides a broad deferral of the latest date by which all public entities must apply FIN 46 to certain variable interest entities to the first reporting period ending after March 15, 2004. We do not expect the adoption of FIN 46 to have a material impact upon our financial position, cash flows or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. Many of those instruments were previously classified as equity. We adopted SFAS No. 150 on July 1, 2003 and we do not expect SFAS No. 150 to materially impact our financial statements.


                               DESCRIPTION OF PROPERTY

Our principal operating offices, engineering and manufacturing facilities are located in Technology Park, Newbridge in South Wales, the United Kingdom. We own the above-mentioned properties, which is approximately 26.8 acres. The gross internal area is approximately 307,000 square feet. We do not lease any properties. We believe that our properties are deemed to be suitable and adequate for our present and proposed needs. The Welsh Assembly holds a legal charge over land and buildings.

Currently we have leased our unused office spaces to General Dynamics UK Ltd., a defense manufacturing company in the United Kingdom as office spaces, and to Saints Transport, a transportation company also in the United Kingdom, for the storage of aircraft interiors. The following table summaries certain information regarding the leases.

     Leaseholder       leased property       Monthly Rent   Expiration Date
-------------------  -------------------  ---------------  -----------------
General Dynamics      19,768 square feet    $  11,190          June 2005
General Dynamics      12,232 square feet    $   6,924        month by month
 Saints Transport     20,000 square feet    $   5,000        month by month

We lease approximately 1,000 square feet of office space in 80 Wall Street, Suite 818, New York, NY 10005. The lease expires in October 2006. The monthly rent payment is $2,500.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Officers and Directors
----------------------------------------

We have no transactions with officers and directors as required to be disclosed under Item 404(a) of Regulation S-B.

Transactions with Promoters
---------------------------

On March 8, 2002, in connection with our organization, we issued 5,000,000 shares of our common stock to Waywood Investment Ltd. for services valued at $500.


              MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


Market Information
------------------

There is no public trading market for our common stock.

Holders
-------

As of January 24, 2005, there were 357 holders of record for our common shares. We have only one class of stock outstanding.

Stock Options, Warrants and Convertible Securities
--------------------------------------------------

We have not granted any stock options or warrants to purchase shares of our common stock, and we have not issued and do not have any securities outstanding that may be converted into our common shares or have any rights convertible or exchangeable into shares of our common stock.

Dividends
---------

We have not paid any dividends since our incorporation and do not anticipate as of January 26, 2005 the payment of dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the expansion and growth of our business. Payments of any future cash dividends on our common stock will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors deem relevant.

There are no restrictions in our article of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Status, however, do prohibit us from declaring dividends, after giving effect to the distribution of the dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans
------------------------------------------------------------------

We do not have any compensation plan under which equity securities are authorized for issuance.

Future Sales by Existing Shareholders
-------------------------------------

Upon effectiveness of this registration statement, the 5,213,000 of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Under Rule 144 there are 398,640 shares of our common stock currently available for resale. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Transfer Agent
--------------

Our transfer agent is PublicEase Inc., 3663 E. Sunset Road, Las Vegas, NV 89120.


                              EXECUTIVE COMPENSATION

Currently none of our executive officers receive salary or other kind of compensation from us, except Shaun Ashmead, managing director of our subsidiary Axiom Manufacturing Services Ltd., who received approximately $97,603 in salary and approximately $8,704 in pension in 2003. Shaun Ashmead was appointed Axiom's managing director in March 2004. In accordance with Item 402(a)(5) of Regulation S-B, we have omitted certain columns from the table required by Item 402(b).

There is no key man life insurance on any directors or officers, and no profit sharing, stock option or other similar programs have been adopted for the benefit of our executive officers and directors.

Option/SAR Grants
-----------------

We do not currently have a stock option plan. No stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values
---------------------------------------------------------------------

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Tem Incentive Plans and Awards
-----------------------------------

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors
-------------------------

The members of our Board of Directors are not compensated for their service as members of the Board of Directors, but may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

Employment Contracts, Termination of Employment, Change-in-Control
Arrangements
-------------------------------------------------------------------

We have not entered employment agreements with our executive officers. There are no compensatory plans or arrangements, including payments to be received from us, with respect to a named executive officers, if such plan or arrangement would result from the resignation, retirement or any other termination of such executive officer's employment with us or form a change-in-control or a change in the named executive officer's responsibilities following a change-in-control.


       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                            FINANCIAL DISCLOSURE

Following our acquisition of Axiom Manufacturing Services Ltd., Stan J. H. Lee, CPA, a member firm of DMHD Hamilton Clark & Co. resigned as our independent auditor On April 19, 2003. We engaged GRACE T. FAN, CPA, LLC, d/b/a ATA CAPS GROUP, as our independent auditors, on April 21, 2003.

During the period from March 8, 2002 (inception) to December 31, 2002, there were no disagreements between Stan J. H. Lee, CPA and us, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Stan J. H. Lee, CPA, would have caused Stan J. H. Lee, CPA, to make reference to the matter in its reports on our financial statements. During the period from March 8, 2002 (inception) to December 31, 2002, there were no reportable events as that term is described in Item 304(a) 1)(iv) of Regulation S-B. Stan J. H. Lee, CPA's opinion in its report on our financial statements for the year ended December 31, 2002, expressed substantial doubt with respect to our ability to continue as a going concern.

At no time preceding April 21, 2003 have we (or anyone on behalf of us) consulted with GRACE T. FAN, CPA, LLC, d/b/a ATA CAPS GROUP, on matters regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement with Stan J. H. Lee, CPA, or a reportable event.

On June 17, 2003, we engaged Demetrius & Co., LLC, as our independent public accountants. Following this engagement, Demetrius & Co., LLC audited our financial statements for the years and periods as specified by Regulation
S-X in connection with our acquisition of Axiom Manufacturing Services Limited. Grace T. Fan, CPA, LLC, d/b/a ATA CPAs, Group was dismissed as our independent public accountants after the Board of Directors approved the appointment of a new independent auditor.

Grace T. Fan, CPA, LLC, d/b/a ATA CPAs, Group served as our independent public accountants for the period from April 19, 2003, to June 17, 2003, during which Grace T. Fan, CPA, LLC never prepared or issued a report on behalf of us.

During the period from April 19, 2003, to Grace T. Fan, CPA, LLC's dismissal on June 16, 2003, there were no disagreements between Grace T. Fan, CPA,
LLC and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grace T. Fan, CPA, LLC would have caused Grace T. Fan, CPA, LLC to make reference to the matter of the disagreement(s) in connection with its reports. In addition, during the period from April 19, 2003 to June 17, 2003, the date of Grace T. Fan, CPA, LLC's dismissal, there were no reportable events as that term is described in Item 304(a)(1)(iv) of Regulation S-B.

At no time prior to June 17, 2003, did we (or anyone on behalf of us) consult with Demetrius & Co., LLC on matters regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement with Grace T. Fan, CPA, LLC, or a reportable event, as defined in Item 304(a)(2) of Regulation
S-B.


                              ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission.
Our reports and other information can be inspected and copied at the public reference facilities maintained by the SEC's Public Reference Room at 450
Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operations at the Public Reference Room by calling the SEC at (800) SEC-0330. Information also is available electronically on the Internet at http:// www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to Oxford Technologies, Inc., 80 Wall Street, Suite 818, New York, NY 10005. Telephone requests may be directed to us at
(212) 809-1200.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

                             OXFORD TECHNOLOGIES, INC.

                          CONSOLIDATED FINANCIAL STATEMENTS



For the Year of 2003
--------------------

Independent Auditors' Report.....................................        F-1

Consolidated Balance Sheets as of December 31, 2003..............        F-2

Consolidated Statement of Operations for the Years Ended
  December 31, 2003 and 2002.....................................        F-3

Consolidated Statement of Changes in Stockholders' Equity
  for the Years Ended December 31, 2003 and 2002.................        F-4

Consolidated Statement of Cash Flows for the Years Ended
   December 31, 2003 and 2002....................................        F-5

Notes to Financial Statements as of December 31, 2003............        F-6


For the Nine Months Ended September 30, 2004
--------------------------------------------

Consolidated Balance Sheets as of September 30, 2004.............        F-12

Consolidated Statement of Operations for the Nine Months
  Ended September 30, 2004 and 2003..............................        F-13

Consolidated Statement of Cash Flows for the Nine Months
  Ended September 30, 2004 and 2003..............................        F-14

Notes to Financial Statements as of September 30, 2004...........        F-15


Financial statements of business acquired
-----------------------------------------

Audited financial statements of Axiom Manufacturing Services Ltd.
   for the year ended December 31, 2002.........................         F-16

Audited financial statements of Axiom Manufacturing Services Ltd.
   for the years ended March 31, 2002 and 2001..................         F-17

Unaudited Statement of Operations of Axiom Manufacturing
   Services Ltd. for the nine months ended December 31, 2002....         F-18


Pro forma financial information
-------------------------------

Pro forma balance sheet as of December 31, 2002.................         F-19

Pro forma statements of operations for the year
  ended December 31, 2002.......................................         F-20

                             INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Oxford Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Oxford Technologies, Inc. and its subsidiary at December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly in all material respects the financial position of Oxford Technologies, Inc.
and its subsidiary, as of December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ Demetrius & Company, LLC
-----------------------------
 DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
February 26, 2004

                             OXFORD TECHNOLOGIES, INC.

                            CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003

                                    ASSETS

                                                                   US $'000
Current assets:
Cash and cash equivalents...............................         $       301
Accounts receivable, net of allowance for doubtful
  accounts of $ 3,000...................................               5,853
Inventory...............................................               5,276
Other current assets....................................                 362
                                                                 -----------
   Total Current Assets.................................              11,792

Property and equipment, net of accumulated
  depreciation of $25,575...............................              15,429
                                                                 -----------
                                                                 $    27,221
                                                                 ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable........................................          $   6,354
Notes payable, current portion..........................              1,941
Taxes payable...........................................                739
Accrued and other expenses..............................                750
Deferred income, current portion........................                783
                                                                -----------
   Total Current Liabilities............................             10,567

Long-term Liabilities:
Deferred income, non-current portion....................              2,623
Notes payable, non-current portion......................                346
                                                                -----------
   Total Long-term Liabilities..........................              2,969

Stockholders' Equity
Preferred stock, 20,000,000 shares authorized,
 none share issued and outstanding......................                  -
Common stock, 80,000,000 shares authorized,
 18,564,002 shares issued and outstanding...............                  2
Additional paid in capital..............................             32,927
Accumulated Other Comprehensive Loss....................              1,764
Accumulated Deficit.....................................           (21,008)
                                                                -----------
   Total Shareholders' Equity...........................             13,685
                                                                -----------
                                                                $    27,221
                                                                ===========



        The accompanying notes are an integral part of the statements.

                                       OXFORD TECHNOLOGIES, INC.

                                 CONSOLIDATED STATEMENT OF OPERATIONS



                                                                Years Ended
                                                                 December 31,
                                                    ----------------------------------
                                                           2003           2002
                                                    -----------------  ---------------
                                                         US $'000          US $'000

Sales...........................................     $     20,421       $     13,095
Cost of Sales...................................           20,950             15,655
                                                     -------------      -------------
Gross Loss......................................             (528)           (2,560)

Operating Expenses
 Selling, general and administrative............            2,288              2,995
                                                     -------------      -------------

    Operating Loss..............................           (2,816)            (5,555)

Other Income and Expenses
Rental income...................................              459                131
Economic development grant......................              606                279
Interest income.................................                1                 33
Interest expense................................            (103)               (58)
                                                     -------------      -------------

    Net Loss....................................      $   (1,852)        $    (5,170)
                                                     =============      ==============

Basic loss per common share.....................      $    (0.10)        $     (0.40)
                                                     =============      ==============

Weighted average common shares..................       17,988,660          12,804,698
                                                     =============      ==============



             The accompanying notes are an integral part of the statements


                                     OXFORD TECHNOLOGIES, INC.
                             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                  Common Stock                                          Accumulated Other  Comprehensive
                                par value $.0001            Additional    Accumulated   Comprehensive        Income
                              Shares         Amount      Paid in Capital     Deficit       Income            (Loss)

                         ----------------- ------------ ---------------- --------------- ---------------  -------------
                                            US$'000         US$'000          US$'000         US$'000          US$'000

Balance, Dec. 31, 2001       10,450,002    $       1      $   16,637        $  (13,986)       $  (1,368)

Issuance of common stock      3,114,000            -           4,471

Additional paid-in capital
 Write-off of intercompany debt                               11,865

Comprehensive income (loss)
 Net loss                                                                      (5,170)                      $   (5,170)
 Foreign currency translation adjustment                                                         1,758            1,758
                                                                                                             ----------
 Total comprehensive income (loss)                                                                          $   (3,412)
                                                                                                             ==========
                         ---------------- ------------   ---------------  --------------   -------------
Balance, Dec. 31, 2002      13,564,002      $      1     $   32,973        $  (19,156)      $      390
                         ===============  ============   =============    ==============    ============

Comprehensive loss

Common stock issued
 in acquisition             5,000,000              1
Stock issuance costs                                          (46)
Net loss                                                                      (1,852)                      $   (1,852)
Foreign currency translation adjustment                                                          1,374           1,374
                                                                                                          ------------
Total comprehensive loss                                                                                   $     (478)
                        --------------  ------------  --------------    -------------      -----------    ===========
Balance, Dec. 31, 2003     18,564,002       $      2   $    32,927        $   (21,008)      $    1,764
                        ==============  ============  ==============   ===============     ============



                           The accompanying notes are an integral part of the statements



                                   OXFORD TECHNOLOGIES, INC.
                            CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                    Years Ended
                                                                    December 31,
                                                          -------------------------------
                                                               2003              2002
                                                          ----------------  -------------
                                                              US $'000         US $'000
Cash Flows From Operating Activities:
Net Loss...............................................     $    (1,852)     $   (5,170)
Adjustments to reconcile net income to net cash
  Used in operating activities:
   Depreciation and amortization.......................           1,300           1,231
   Amortization of grant received......................           (606)           (279)
   Gain/loss from disposal of property, plant and machinery           -            (43)

Changes in operating assets and liabilities:
  Accounts receivable..................................         (2,135)         (1,771)
  Inventory............................................         (1,344)         (2,135)
  Other assets.........................................              10             123
  Accounts payable.....................................           2,866           2,359
  Taxes payable........................................             403             252
  Deferred income......................................           (263)              99
  Accrued expenses and other payables..................             523             (9)
                                                            ------------    ------------
    Cash used in operating activities..................         (1,099)         (5,344)

Cash Flows From Investing Activities:
Proceeds from sale of property and equipment...........               -             57
Purchase of property and equipment.....................           (244)           (701)
                                                            ------------    -----------
    Cash used in investing activities..................           (244)           (644)

Cash Flows From Financing Activities:
Proceeds from grants...................................               -          3,863
Costs of issuance of stock.............................            (46)              -
Repayment of loan from related parties.................               -          1,762
Proceeds from notes payable............................           1,514            608
                                                             ------------    ----------
    Cash provided by financing activities..............           1,468          6,233

Effect of exchange rate changes on cash and cash equivalents        128          (204)
                                                             ------------   -----------

Increase in cash and cash equivalents..................             254             41

Cash and Cash Equivalents, Beginning...................      $       47      $       6
                                                             ============   ===========
Cash and Cash Equivalents, Ending......................      $      301      $      47
                                                             ============   ===========

Supplemental disclosure of cash flow information:
 Cash paid for interest................................      $       98      $      56
                                                             ============   ============


                 The accompanying notes are an integral part of the statements


                              OXFORD TECHNOLOGIES, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 2003 and 2002

NATURE OF OPERATIONS

Oxford Technologies, Inc. ("the Company") and its subsidiary, Axiom Manufacturing Services Limited ("Axiom") provide electronic manufacturing services (EMS) to third parties for telecommunication equipment, computers and related products, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices. Axiom offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support. The Company's customer base is primarily in the United Kingdom.

The Company was incorporated in the State of Delaware on March 8, 2002 as a blank check company. On February 12, 2003, the Company acquired 100% of the outstanding securities of Axiom ("the Merger") with the exchange and issuance of 13,564,002 shares of its common stock. Although Oxford is the legal survivor in the Merger and remains the registrant with the Securities and Exchange Commission, under generally accepted accounting principles in the United States, the Merger was accounted for as a reverse acquisition, whereby Axiom is considered the "Acquirer" of the Oxford for financial reporting purposes as its shareholders controlled more than 50% of the post transactions combined company. Among other matters, this requires Oxford to present all financial statements, prior historical financial and other information of Axiom, and requires a retroactive restatement of Axiom historical shareholders investment for the equivalent number of shares of common stock received in the Merger. Accordingly, the accompanying consolidated financial statements present the results of operations of Axiom for the year ended December 31, 2002 and reflect the acquisition of Oxford on February 12, 2003 under the purchase method of accounting. Subsequent to February 12, 2003, the operations of the Company reflect the combined operations of the former Oxford and Axiom.

Axiom's principal offices and manufacturing facilities are located in Technology Park, Newbridge, South Wales, United Kingdom. Axiom is the owner of the above-mentioned facilities.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation - The consolidated financial statements include the transactions of the Company and its subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation - The local currency is the functional currency of the Company's operations in the United Kingdom. Results of operations and cash flows are translated at average exchange rates during the period while specific investing and financing activities are translated at rates in effect at the time of the cash inflow or outflow. Assets and liabilities are translated at end-of-period exchange rates. Translation adjustment is shown as a separate component of stockholders' equity. Foreign currency transaction gains or loss are included in the determination of net income.

Revenue Recognition - Sales revenues are generally recognized when the products are dispatched to the customers or services are rendered, net of provision for discounts, returns and allowance.

Cash Equivalents - The Company considers highly liquid instruments with original maturity of three months or less to be cash equivalents.

Accounts Receivables - Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with the economic status of our customers.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.

Property, plant and Equipment - Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of various assets classes as follows:

  Buildings & building improvements          20 to 45 years
  Machinery & equipment                      5 to 10 years
  Fixtures & fittings                        3 to 8 years

Leasehold improvements are amortized over the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

Income Taxes - Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company's principal subsidiary is subject to United Kingdom income taxes.

Fair Value of Financial Instruments - The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt, approximate their fair values at December 31, 2003 and 2002.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of Accounts Receivable. As of December 31, 2003, the Company has three (3) customers accounting for 52% of the outstanding debtors balances. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with the collection of its Accounts Receivable.

Net Loss Per Common Share - Basic net loss per share of common stock is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.

Advertising Costs - The Company expenses advertising costs when incurred

Comprehensive Income - Net income for 2003 and 2002 is the same as comprehensive income defined pursuant to Statement of Financial Accounting Statement Accounting Standards No. 130, "Reporting Comprehensive Income."

Recent Accounting Pronouncements - On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives continue to be amortized.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including
(1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In December 2002, the Financial Accounting Standards Board (FASB) issued
SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends the transition alternatives for companies choosing to adopt the fair value method of accounting for compensation cost of options issued to employees and required additional disclosure on all stock-based compensation plans. The Company has adopted the disclosure provisions.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including indirect Guarantees of Indebtedness of Others." FIN No. 45 addresses the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the Interpretation were adopted by the Company for guarantees issued or modified after December 31, 2002. Adoption of FIN No. 45 did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The adoption of FIN No. 46 on July 1, 2003 did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Company adopted SFAS No. 150 on July 1, 2003 and does not expect these Statements to materially impact the Company's financial statements.

2.  PROPERTY AND EQUIPMENT

Property, plant and equipment at December 31, 2003 consisted of the following:

                                              US $'000

    Building & building improvements        $   16,776
    Machinery & equipment                       17,886
    Fixtures & fittings                          6,342
                                            -----------
                                                41,004
    Less accumulated depreciation             (25,575)
                                            -----------
    Total                                   $   15,429

Depreciation expense amounted to $1,300,000 and $1,231,000 for the years ended December 31, 2003 and 2002, respectively.

3. INVENTORIES

Inventories at December 31, 2003 consisted of the following:

		                                   US $'000

    Components Parts                         $    4,905
    Finished Stocks                                 371
                                            ------------
    Total                                    $    5,276

4.  RELATED PARTY TRANSACTIONS

In April 2002, Great Admirer Limited, a Hong Kong company, acquired the Company's principal subsidiary from Aiwa Europe Limited.

Prior to the acquisition, Aiwa Europe Limited subscribed for an additional 3,114,000 shares of capital stock of subsidiary as consideration for the settlement of an inter-company debt in the amount of $4,471,000. Aiwa Europe Limited also waived an inter-company debt of $11,865,000 which was recorded as additional paid-in capital.

5.  LOAN PAYABLE

At December 31, 2003, the Company's credit facility with HSBC was composed of an invoice discounting facility and finance arrangement for asset lease. The invoice discounting facility bears an interest rate of 2% above the bank's base rate while bank loan is at 1.5% above the bank's base rate. The following is a breakdown of the loan payable as of December 31, 2003.

December 31, 2003                      US $'000               US $'000

                                     Current portion          Non-current
                                   -------------------     ----------------
    Invoice discounting              $      1,715           $         -
    Bank loan                                 146                   145
    Finance lease agreements                   80                   201
                                    --------------         ----------------
    Total                            $      1,941           $       346

The following is a schedule of future payments required under the loan payable:

                                    US $'000

        2004                       $    1,941
        2005                              145
        2006                              144
        2007                               57
                                  ------------
    Total                          $    2,287

6.  DEFERRED INCOME

In July 2002, the Company received a grant in aid of $3,863,000 from the Nation Assembly for Wales. This funding was made available to safeguard jobs following the decision by Aiwa Europe Limited to end the original equipment production. The National Assembly for Wales has been given security in the form of a first legal charge of the land and buildings at Technology Park, Newbridge and has the right to require repayment of part or all of the grants under certain circumstances. The Company has treated the grant in aid as deferred revenues and recognized a monthly amortization to reduce expenses based on the following allocation:

                     Amortization    Allocation          Monthly
   Category             Months         Amount          Amortization
-----------------  --------------  ---------------  -----------------
				              US $'000           US $'000

  Staff                   60        $    2,823         $     47
  Building               432        $    1,014         $      2
  Plant & machinery       84        $       26         $      1
                                    --------------    --------------
       Total                        $    3,863         $     50
                                    ============      ==============

At December 31, 2003 and 2002, the Company has amortized the deferred income in the amount of $606,000 and $279,000, respectively.

7.  ADVERTISING EXPENSES

Advertising expenses for the years 2003 and 2002 were $80,767 and $187,820, respectively.

8.  INCOME TAXES

The components of the deferred tax asset (liabilities) based on United Kingdom rates as of December 31, 2003 are as follows:

Deferred tax asset:	                     US  $'000
                                            -------------

  Net operating loss carryforwards           $     6,302
  Valuation allowance                        $   (6,302)
                                            -------------
  Net deferred tax assets                    $     - 0 -

A trade loss incurred by the United Kingdom's subsidiary may be offset against future earnings. Under the United Kingdom corporate tax law, the loss may be carryforward indefinitely.

9.    RENTAL INCOME

The Company's subsidiary has leased certain of its space on annual basis for $219,494 per year. The original lease term was from July 1, 2002 through June 30, 2004. The leasee has opted to renew the lease to the period ended June 30, 2005.

The following is a schedule of future rental income:

	2004			$      219,494
	2005			       109,747
	                  --------------
	Total             $      329,241

10.    BENEFIT PLAN

The Company maintains a defined contribution pension plan for all its employees. The Company's contribution to the plan was $132,000 and $140,000 for the years 2003 and 2002, respectively.

11.  RECONCILIATION TO UNITED STATES GAAP

The financial statements of the Company's principal subsidiary have been prepared in accordance with United Kingdom GAAP which differs in certain significant respects from United States GAAP. The effects of the application of United States GAAP to net income and equity are set out in the tables below:

                                                          2003       2002
                                               Notes     US$'000   US$'000
---------------------------------------------------------------------------
Net income (loss) under United Kingdom GAAP             (1,527)      2,739

United States GAAP Adjustments:
Reversal of impairment write-offs               (a)        -         6,264
Reversal of impairment write back               (b)        -        (1,841)
Reversal of inter-company debts                 (c)        -       (12,628)
Increase in building depreciation               (d)       (325)       (254)
Foreign currency translation adjustment         (e)        -            550
---------------------------------------------------------------------------
Net loss reported under United States GAAP             ($1,852)    ($5,170)
                                                       =========  =========

  (a) Reversal of impairment write-offs. Under United Kingdom GAAP, the valuation of building and building improvements was restated based on the fair market value as of the balance sheet date while United States GAAP requires the adoption of the historical cost. For the year ended December 31, 2002, the write-offs due to impairment loss in the amount of $6,264,000 were recorded under United Kingdom GAAP.

  (b) Reversal of impairment write back: Under UK GAAP, the valuation of building and building improvements are restated based on the fair market value as of the balance sheet date while United States GAAP requires the adoption of the historical cost. For the year ended December 31, 2002, the impairment write back in the amount of $1,841,000 was recorded under United Kingdom GAAP.

  (c) Reversal of write off of inter-company debts: Under United Kingdom GAAP, the write off of debt due to an affiliate was credited to the income account while United States GAAP requires the write off of inter-company debt be treated as additional paid in capital.

  (d) Increase in building depreciation: The depreciation expense/allowance for building and building improvement was recomputed and recorded based on the historical cost under United States GAAP.

  (e) Foreign currency translation adjustment: The foreign currency translation adjustment is resulted from application of different exchanges rates as results of operations are translated at average exchange rates while assets and liabilities are translated at end- of-period exchange rates.

The effects of the application of United States GAAP to assets and equity are set out in the tables below:

                                                       Notes     US $'000
----------------------------------------------------------------------------
Property & Equipment, net under United Kingdom GAAP            $  10,431

United States GAAP Adjustments:
Reversal of impairment write-offs                     (f)          6,264
Reversal of impairment write-back                     (g)        (1,841)
Accumulated increase in building depreciation         (h)          (579)
Foreign currency translation adjustment               (i)          1,154
----------------------------------------------------------------------------
Property & equipment, net under United States GAAP             $  15,429
                                                               ==========

  (f) Reversal of impairment write-offs: Under United Kingdom GAAP, the valuation of building and building improvements was restated based upon fair market value as of the balance sheet date while United States GAAP requires the adoption of the historical cost. For the year ended December 31, 2003 and 2002, the write-offs due to impairment loss in the amount of $6,264,000 was recorded under United Kingdom GAAP.

  (g) Reversal of impairment write back: Under United Kingdom GAAP, the valuation of building and building improvements was restated based upon fair market value as of the balance sheet date while United States GAAP requires the adoption of the historical cost. For the year ended December 31, 2003 and 2002, the impairment write back in the amount of $1,841,000 was recorded under United Kingdom GAAP.

  (h) Increase in building depreciation: The depreciation expense for building and building improvement was recomputed and recorded based on the historical cost under United States GAAP.

  (i) Foreign currency translation adjustment: The foreign currency translation adjustment is resulted from application of different exchanges rates as results of operations are translated at average exchange rates while assets and liabilities are translated at end-of-period exchange rates.

                                  OXFORD TECHNOLOGIES, INC.

                                 CONSOLIDATED BALANCE SHEETS


                                         ASSETS

                                                             Sept 30,        Dec. 31,
                                                               2004            2003
                                                             Unaudited        Audited
                                                           -----------     -----------
                                                             US$'000         US $'000
Current assets:
 Cash and cash equivalents                                  $        -     $      301
 Accounts receivable, net of allowance for doubtful
  accounts of $30,000 and $ 3,000 as of Sept. 2004
  and Dec. 31, 2003, respectively                                6,075          5,853
Inventory                                                        4,868          5,276
Other current assets                                               276            362
                                                            ----------     ----------
   Total Current Assets                                         11,219         11,792

Property and equipment, net of accumulated depreciation
  of $26,725 and $25,575 as of Sept. 30, 2004 and
  Dec. 31, 2003, respectively                                   14,906         15,429
                                                           -----------     ----------
                                                           $    26,125     $   27,221
                                                           ===========     ==========


                              LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
 Accounts payable                                           $   5,827      $   6,354
 Notes payable, current portion                                 2,417          1,941
 Taxes payable                                                    424            739
 Accrued expenses and other payable                               309            750
 Deferred income, current portion                                 674            783
                                                            ----------    ----------
    Total Current Liabilities                                   9,651         10,567



Long-term Liabilities:
 Deferred income, non-current portion                          2,154           2,623
 Notes payable, non-current portion                              446             346
                                                            ---------      ----------
     Total Long-term Liabilities                               2,600           2,969

Stockholders' Equity
 Preferred stock, 20,000,000 shares authorized; none issued        -               -
 Common stock, 100,000,000 shares authorized,
  18,564,002 shares issued and outstanding                         2               2
 Additional paid in capital                                   32,926          32,927
 Accumulated other comprehensive income                        1,962           1,764
 Accumulated Deficit                                        (21,016)        (21,008)
                                                          ----------     -----------
     Total Shareholders' Equity                               13,874          13,685
                                                          ----------     -----------
                                                          $   26,125     $    27,221
                                                          ==========     ===========


               The accompanying notes are an integral paret of the statements



                             OXFORD TECHNOLOGIES, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)





                                               Three-Month Period      Nine-Month Period
                                               Ended September 30,     Ended September 30,
                                               -------------------    -------------------
                                                 2004       2003        2004      2003
                                               ---------- --------    --------- ---------
                                                US $'000  US $'000     US$'000   US$'000


Sales                                          $   6,376  $  6,070     $ 21,205  $ 13,150
Cost of Sales                                      5,833     5,984       19,294    13,952
                                                --------- --------    ---------  --------
Gross Income (Loss)                                  543        86        1,911     (802)

Operating Expenses
 Restructuring cost                                    -         -          273         -
 Selling, general and administrative                 694       472        2,433     1,292
                                                --------- --------    ---------  --------

   Operating Loss                                  (151)     (386)        (795)   (2,094)

Other Income and Expenses
 Rental income                                       158       153          426       388
 Economic development grant                          169       150          508       449
 Interest expense                                   (47)      (45)        (140)      (76)
                                                --------- ---------    --------- --------

Net Income (Loss)                               $    129  $  (128)     $    (1)  $(1,333)
                                                ========= =========   =========  =========

Basic income/(loss) per common share            $   0.01  $ (0.01)     $      -  $ (0.07)
                                                ========= ========    =========  =========

Weighted average common shares                18,564,002 18,564,002  18,564,002 17,794,771
                                              ========== ==========  ========== ==========



                    The accompanying notes are an integral part of the statements



                          OXFORD TECHNOLOGIES, INC.
                   CONSOLIDATED STATEMENT OF CASH FLOWS
                               (UNAUDITED)


                                                         Nine-Month Period
                                                         Ended September 30,
                                                     -----------------------------
                                                         2004             2003
                                                     --------------  -------------
                                                        US $'000         US $'000

Cash Flows From Operating Activities:
 Net Loss                                            $       (1)       $   (1,333)
 Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization                              798              917
  Amortization of grant received                           (508)             (446)

  Changes in operating assets and liabilities:
   Accounts receivable                                      (222)          (1,193)
   Inventory                                                  408          (1,519)
   Other assets                                                86             (21)
   Accounts payable                                         (527)              464
   Taxes payable                                            (315)              106
   Accrued expenses and other payable                       (441)            2,114
   Deferred income                                           (70)            (252)
                                                       ----------       ----------
     Cash used in operating activities                      (792)          (1,163)

Cash Flows from Investing Activities:
 Purchase of property and equipment                          (58)            (236)
                                                       ----------       ----------
     Cash used in investing activities                       (58)            (236)

Cash Flows from Financing Activities:
 Proceeds from notes payable                                  576            1,360
                                                       ----------       ----------
      Cash provided by financing activities                   576            1,360

Effect of exchange rate changes on cash and
 cash equivalents                                            (27)               (8)
                                                       ----------       -----------

Decrease in cash and cash equivalents                       (301)              (47)

Cash and Cash Equivalents, Beginning                    $     301       $        47
                                                       ==========       ===========
Cash and Cash Equivalents, Ending                       $       0       $         0
                                                       ==========       ===========


Supplemental Disclosure of Cash Flow Information
  Cash paid for interest                                $     140       $        76
                                                       ==========       ===========



               The accompanying notes are an integral part of the statements.



                             OXFORD TECHNOLOGIES, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 SEPTEMBER 30, 2004


Nature of Operations

Oxford Technologies, Inc. ("the Company") and its subsidiary, Axiom Manufacturing Services Limited ("Axiom") provide electronic manufacturing services (EMS) to third parties in the markets of telecommunication equipment, computers and related products, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices. Axiom offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfilment and aftermarket support. The Company's customer base is primarily in the United Kingdom.

The Company was incorporated in the State of Delaware on March 8, 2002 as a blank check company. On February 12, 2003, the Company acquired Axiom by issuing 13,564,002 shares of its common stock in exchange for all issued and outstanding capital shares of Axiom that were owned by Great Admirer Limited ("Great Admirer"), a Hong Kong corporation. The Company, as the legal acquirer, was the registrant on that date and remains the registrant with the Securities and Exchange Commission. The merger was accounted for as a reverse acquisition under accounting principles generally accepted in the United States of America. As a result of the acquisition, Axiom became the Company's wholly owned subsidiary, and Great Admirer became the controlling shareholder of the Company. The continuing operations of the Company will reflect the consolidated operations of Oxford and its wholly owned subsidiary, Axiom.

At the time Great Admirer acquired Axiom in April 2002, Great Admirer was a non-operating shell company and incurred minimal costs to acquire Axiom. Therefore, no adjustments were made for any costs incurred by Great Admirer to be "pushed down" in the accounts of Axiom.

Axiom's principal offices and manufacturing facilities are located in Technology Park, Newbridge, South Wales, United Kingdom. Axiom is the owner of the above-mentioned facilities.

Axiom was incorporated in South Wales, United Kingdom on September 3, 1980 under the name of Aiwa (UK) Ltd. Axiom's name was changed to Axiom Manufacturing Services Limited on April 10, 2002.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the nine-month periods ended September 30, 2004 and 2003, are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in the Company's annual report on Form 10-KSB for the year ended December 31, 2003.

Net Loss Per Common Share - Basic net loss per share of common stock is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation - The functional currency of the Company's operations in UK is the British Pound Sterling. Results of operations and cash flows are translated at average exchange rates during the period while specific investing and financing activities are translated at rates in effect at the time of the cash inflow or outflow. Assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are shown as a separate component of stockholders' equity. Foreign currency transaction gains or loss are included in the determination of net income.

Revenue Recognition - Sales revenues are generally recognized when the products are shipped to the customers or services are rendered, net of discounts, returns and allowance.

Cash Equivalents - The Company considers highly liquid instruments with original maturity of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.

Property, plant and Equipment - Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of various assets classes as follows:

       Buildings & building improvements        20 to 45 years
       Machinery & equipment                    5 to 10 years
       Fixtures & fittings                      3 to 8 years

Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

Income Taxes - Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments - The carrying amounts of the Company's financial instruments, which include cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values at September 30, 2004 and December 31, 2003.

Advertising Costs - The Company expenses advertising costs when incurred.

Comprehensive Income - The Company's comprehensive income for the nine-month periods ended September 30, 2004 and 2003 includes foreign exchange translation gains.

Critical Accounting Policies - The Company considers the valuation of inventory and foreign currency translation as its significant accounting policies. Some of these policies require management to make estimates and assumptions that may affect the reported amounts in the Company's financial statement.

Recent Accounting Pronouncements - In January 2003, the FASB issued FIN No.46, "Consolidation of Variable Interest Entities." FIN No.46 addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The adoption of FIN No.46 on July 1, 2003 did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No.150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Company will adopt SFAS No.150 on July 1, 2003 and does not expect these Statements to materially impact the Company's financial statements.

2. DEFERRED INCOME

In July 2002, the Company received a grant aid of $3,863,000 from the National Assembly for Wales. This funding was made available to safeguard jobs following the decision by Aiwa Europe Limited to end production of hi-fi units. The National Assembly for Wales has been given security in the form of a first lien on the land and buildings at Technology Park, Newbridge and has the right to require repayment of part or all of the grants under certain circumstances. Upon receipt of the grant funds, the Company recorded them as deferred revenues. Each month, the Company records revenue based on a predetermined formula.

3. RECONCILIATION TO U.S. GAAP

The financial statements of the Company's United Kingdom (UK) subsidiary have been prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The effects of the application of U.S. GAAP to the balance sheets are set forth in the tables below:

                                              Notes     9/30/04     12/31/03
                                                        US$'000      US$'000
-----------------------------------------------------------------------------
Property & Equipment, net under UK GAAP                   9,973      10,431

US GAAP Adjustments:
UK GAAP fair market value adjustments reversed   (a)      4,423       4,423
Increase in building depreciation                (b)      (721)       (579)
Foreign currency translation adjustment          (d)      1,231       1,154
-----------------------------------------------------------------------------
Property & equipment, net under US GAAP                 $14,906     $15,429


(a) UK GAAP Adjustments: Under UK GAAP, the valuation of building and building improvements was restated based upon fair value accounting as of the balance sheet date while US GAAP requires the adoption of the historical cost method. As of December 31, 2003, the reversal of these adjustments amounted to $4,423,000.

(b) Increase in building depreciation: The depreciation expense for building and building improvement was recalculated and recorded based on the historical cost under US GAAP.

(c) Foreign currency translation adjustment: The foreign currency translation adjustment results from application of different exchanges rates. Income, costs and expenses are translated at average exchange rates while assets and liabilities are translated at end-of-period exchange rates.

4. RESTATEMENT

Certain financial data reported for the nine-month period and the three-month quarter ended September 30, 2003 have been restated for comparative purpose.

                 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Axiom Manufacturing Services Limited
(Formerly Aiwa Wales Manufacturing Limited)

We have audited the accompanying balance sheet of Axiom Manufacturing Services Limited (formerly Aiwa Wales Manufacturing Limited) as of December 31, 2002 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly in all material respects the financial position of Axiom Manufacturing Services Limited (formerly Aiwa Wales Manufacturing Limited) as of December 31, 2002, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Demetrius & Company, LLC
------------------------------
DEMETRIUS & COMPANY, L.L.C.


Wayne, New Jersey
February 26, 2004 except for
Note 1 which is dated
September 22, 2004

                          AXIOM MANUFACTURING SERVICES LIMITED
                       (formerly AIWA Wales Manufacturing Limited)

                                  BALANCE SHEET
                                DECEMBER 31, 2002


                                      ASSETS

                                                                   US $'000
Current assets:
Cash and cash equivalents...................................       $     47
Accounts receivable, net of allowance for
 doubtful accounts of $21...................................          3,177
Inventory...................................................          3,436
Other current assets........................................            338
                                                                 ----------
    Total Current Assets....................................          6,998

Property and equipment, net of accumulated
   depreciation of $22,900..................................         14,955
                                                                 ----------
                                                                 $   21,953
                                                                 ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable.............................................    $    2,908
Notes payable, current portion...............................           192
Taxes payable................................................           270
Accrued and other expenses...................................            90
Deferred income, current portion.............................           859
Other current payables.......................................             2
                                                                 ----------
   Total Current Liabilities.................................         4,321

Long-term Liabilities:
Deferred income, non-current portion.........................         2,965
Notes payable, non-current portion...........................           459
                                                                  ----------
   Total Long-term Liabilities...............................         3,424

Stockholders' Equity
Common stock, 13,564,002 shares authorized, issued
 and outstanding.............................................        21,109
Additional paid in capital...................................        11,865
Accumulated Other Comprehensive Loss.........................           390
Accumulated Deficit..........................................      (19,156)
                                                                 ----------
  Total Shareholders' Equity.................................        14,208
                                                                 ----------
                                                                 $   21,953
                                                                 ==========



         The accompanying notes are an integral part of the statements.

                         AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                               STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                 US$'000 (a)

Sales.....................................................      $     13,095
Cost of Sales.............................................            15,655
                                                                ------------
Gross Loss................................................           (2,560)

Operating Expenses
 Selling, general and administrative......................            2,995
                                                                -----------

     Operating Loss.......................................          (5,555)

Other Income and Expenses
Rental income.............................................              131
Economic development grant................................              279
Interest income...........................................               33
Interest expense..........................................             (58)
                                                                -----------

     Net Loss.............................................       $  (5,170)
                                                                ===========

Basic loss per common share...............................       $   (0.40)
                                                                ===========

Weighted average common shares............................      12,804,698
                                                                ===========


(a) Except for per share data


          The accompanying notes are an integral part of the statements

                          AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                          FOR THE YEAR ENDED DECEMBER 31, 2002



                                        Common Stock           Additional                 Accumulated Other  Comprehensive
                                          Par value               Paid       Accumulated   Comprehensive       Income
                                   Shares          Amount      In Capital      Deficit     Income (Loss)       (Loss)
                              ---------------- -----------  ------------ -------------- ------------------- -------------
Balance, Dec. 31, 2001          10,450,002     $   16,638     $     -      $  (13,986)     $    (1,368)
 10,450,002 shares at
 $1.5922 par value

Issuance of common stock         3,114,000          4,471

Additional paid-in capital
 Write-off of inter-company debt                                 11,865

Comprehensive income (loss)
 Net loss                                                                     (5,170)                         $   (5,170)
 Foreign currency translation adjustment                                                         1,758             1,758
                                                                                                              ------------
Total comprehensive income (loss)                                                                             $   (3,412)
                              -------------- ------------   -------------- ------------ -----------------    ============
Balance, Dec. 31, 2002          13,564,002    $   21,109    $   11,865      $ (19,156)       $      390
                              ============== ============   ==============  =========== =================


                                The accompany notes are an integral part of the statements.


                             AXIOM MANUFACTURING SERVICES LIMITED
                         (formerly AIWA Wales Manufacturing Limited)

                             CONSOLIDATED STATEMENT OF CASH FLOWS
                              FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                  US $'000
Cash Flows from Operating Activities:
 Net Loss.................................................    $    (5,170)
 Adjustments to reconcile net income to net cash
  used in operating activities:
   Depreciation and amortization..........................           1,231
   Amortization of grant received.........................           (279)
   Gain/loss from disposal of property, plant and machinery           (43)
Changes in operating assets and liabilities:
Accounts receivable.......................................         (1,771)
Inventory.................................................         (2,135)
Other assets..............................................             123
Accounts payable..........................................           2,359
Taxes payable.............................................             252
Deferred income...........................................              99
Accrued expenses..........................................             (9)
                                                               -----------
   Cash used in operating activities......................         (5,344)

Cash Flows from Investing Activities:
Proceeds from sale of property and equipment..............             57
Purchase of property and equipment........................          (701)
                                                               -----------
   Cash used in investing activities......................          (644)

Cash Flows from Financing Activities:
Proceeds from grants......................................          3,863
Repayment of loan from related parties....................          1,762
Proceeds from financing leases............................            363
Payments on financing leases..............................           (36)
Proceeds from other loans payable.........................            281
                                                               -----------
   Cash provided by financing activities..................          6,233

Effect of exchange rate changes on cash and cash equivalents        (205)
                                                               -----------

Increase in cash and cash equivalents.....................             41

Cash and Cash Equivalents, Beginning......................     $        6
                                                               ===========
Cash and Cash Equivalents, Ending.........................     $       47
                                                               ===========

Additional cash flow information:
Cash paid for interest expense............................     $       58
                                                               ===========


          The accompanying notes are an integral part of the statements

                         AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                             NOTES TO FINANCIAL STATEMENTS
                                  DECEMBER 31, 2002

NATURE OF OPERATIONS

Axiom Manufacturing Services Ltd. (Axiom) (the Company) has originally been formed and incorporated in South Wales, United Kingdom on September 3, 1980 as a wholly owned subsidiary of AIWA Co., Ltd. and named AIWA (UK) Ltd. The name of the Company was changed in June 1997 and to its current name on April 10, 2002. Whatever organizational and acquisition costs incurred by AIWA/Axiom were recoded on the books of Axiom.

Axiom was acquired by Great Admirer Limited (Great Admirer), a Hong Kong corporation on April 10, 2002. Great Admirer was a non-operating shell company and incurred minimal costs to acquire Axiom and therefore there was no need for adjustment for any costs incurred by Great Admirer to be "pushed down" in the accounts of Axiom. In addition, prior to the sale of AIWA (UK) Ltd., now Axiom, Sony/AIWA forgave US $11,864,000 of inter-company debt which Axiom recorded as paid-in capital under US GAAP and SONY/AIWA did not incur any other costs that were required to be "pushed down" to Axiom for the completion of this transaction.

Prior to the acquisition by Great Admirer, Axiom had been a wholly owned subsidiary of AIWA Europe Ltd., which was itself a wholly owned subsidiary of AIWA Co., Ltd., which was effectively acquired by Sony Corporation on October 1, 2002.

The Company, as a subsidiary of AIWA Europe Ltd. was a redundant manufacturing facility in Europe and Sony/AIWA Company arranged for its sale to Great Admirer. Sony/AIWA, rather than abandon the facility, considered the need of the local economy and thus arranged for the transfer of ownership.

On February 12, 2003, Oxford Technologies, Inc. (Oxford), a blank check non-operating company acquired Axiom, by exchanging its shares for the shares of Axiom that were owned by Great Admirer. Oxford, as the legal acquirer, was the registrant on that date and remains the registrant with the Securities and Exchange Commission. The merger was accounted for as a reverse acquisition, whereby, under accounting principals generally accepted in the United States of merica, after completion of the merger, Oxford will file prior historical financial information of Axiom, on a stand-alone basis, for the year prior to the acquisition (12/31/2002), which is contained in the accompanying financial statements. The continuing operations of the Company will reflect the consolidated operations of Oxford and its wholly owned subsidiary, Axiom, commencing with January 1, 2003. The acquisition of Axiom by Great Admirer was treated as a reverse merger in accordance with purchase accounting under APB 16.

The Company was responsible for manufacturing Aiwa brand consumer electronics products, primarily audio and visual products on behalf of Aiwa Japan, for distribution in the Europe. In December 2000, due to a gradually decreasing profit margin, the Company began to provide electronic manufacturing services
(EMS) to third parties. In July 2001, Aiwa brand products were terminated and the Company became entirely an EMS provider in the markets of telecommunication equipment, computer and related products, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices. The Company offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support.

The Company's principal offices and manufacturing facilities are located in Technology Park, Newbridge, South Wales, United Kingdom. The Company owns the above-mentioned facilities, which is approximately 26.80 acres.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation - The functional currency of the Company's operations in the UK is the British Pound Sterling. Results of operations and cash flows are translated at average exchange rates during the period while specific investing and financing activities are translated at rates in effect at the time of the cash inflow or outflow. Assets and liabilities are translated at end-of-period exchange rates. Translation adjustment is shown as a separate component of stockholders' equity. Foreign currency transaction gains or loss are included in the determination of net income.

Reporting Entity - The Company's financial statements reflect the financial condition on a "stand-alone" basis and did not include any transactions of any affiliates.

Revenue Recognition - Sales revenues are generally recognized when the products are dispatched to the customers or services are rendered, net of provision for discounts, returns and allowance.

Cash Equivalents - The Company considers highly liquid instruments with original maturity of three months or less to be cash equivalents.

Accounts Receivables - Accounts receivables are reported net of allowances for doubtful accounts. The allowances are based upon the Company's regular assessment of the credit worthiness and financial conditions of specific customers, as well as its historical experience with bad debts, receivable ageing, current economic trends and the financial condition of its customers' business climate.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.

Property, plant and Equipment - Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of various assets classes as follows:

    Buildings & building improvements           20 to 45 years
    Machinery & equipment                       5 to 10 years
    Fixtures & fittings                         3 to 8 years

Building improvements are depreciated over the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

Income Taxes - Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments - The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred income and notes payable approximate their fair values at December 31, 2002.

Advertising Costs - The Company expenses advertising costs when incurred.

Comprehensive Income - The Company's comprehensive income for the year ended December 31, 2002 includes foreign translation gains.

Recent Accounting Pronouncements. In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". SFAS No.141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS No. 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS No. 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS No. 142 are: (1) goodwill and intangible assets with indefinite lives will no longer be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for intangible assets with definite lives will no longer be limited to forty years. At this time, the Company does not believe that the adoption of either of these statements will have a material effect on its financial position, results of operations, or cash flows.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including
(1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In August 2001, the FASB also approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 replaces SFAS No. 121. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board (APB) Opinion
No. 30, "Reporting Results of Operations- Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally are to be applied prospectively. At this time, the Company does not believe that the adoption of SFAS No. 144 will have a material effect on its financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (hereinafter "SFAS No. 145"), which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded. As a result, FASB No. 64, which amended FASB No. 4, was rescinded, as it was no longer necessary. FASB No. 44, Accounting for intangible Assets of Motor Carriers, established the accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Since the transition has been completed, FASB
No. 44 is no longer necessary and has been rescinded. SFAS No. 145 amended FASB No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. At this time, the Company does not believe that the adoption of SFAS No. 145 will have a material effect on the financial statements of the Company.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. At this time, the Company does not believe that the adoption of SFAS No. 146 will have a material effect on its financial position, results of operations, or cash flows.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation- - ransition and

Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on the financial statements of the Company.

2.  INVENTORIES

Inventories at December 31, 2002 consisted of the following:

                                                  US$'000

        Raw materials                           $   3,436
                                                 =========

3.  PROPERTY AND EQUIPMENT

Property, plant and equipment at December 31, 2002 consisted of the following:

                                                  US $'000

  Building & building improvements               $   15,134
  Machinery & equipment                              16,998
  Fixtures & fittings                                 5,723
                                                 ----------
                                                     37,855
     Less accumulated depreciation                 (22,900)
                                                 ----------
                  Total                          $   14,955

Depreciation expense amounted to $925,000 for the period ended December
31, 2002.

4.  OTHER CURRENT ASSETS

Other current assets at December 31, 2002 consisted of the following:

                                                    US$'000

  Other receivables                               $      61
  Prepaid expense and accrued income                    277
                                                  ----------
                 Total                            $     338

5.  RELATED PARTY TRANSACTIONS

In April 2002, Great Admirer Limited, a Hong Kong company, acquired the Company from Sony/Aiwa Europe Limited.

Prior to the sale of the Company, Sony/Aiwa Europe Limited subscribed for an additional 3,114,000 shares of capital stock of the Company as consideration for the settlement of an inter-company debt in the amount of $4,471,000. Sony/Aiwa Europe Limited also waived an inter-company debt of $11,865,000 which was recorded as additional paid-in capital.

6.  LOAN PAYABLE

At December 31, 2002, the Company's credit facility with HSBC was composed of an invoice discounting facility and finance arrangement for asset lease. The following is a breakdown of the loan payable as of December 31, 200

                                    Current portion      Non-current
                                    ---------------    --------------

                                         US$'000           US$'000

     Invoice discounting                      61                 -
     Bank loan                                58               203
     Finance lease agreements                 73               256
                                        ---------        ---------
              Total                      $   192           $   459

The following is a schedule of future payments required under the loan payable:

                                          US$'000
                                     --------------
             2003                        $    191
             2004                        $    130
             2005                        $    130
             2006                        $    131
             2007                        $     69
                                     -------------
    Total                                $    651

7.  DEFERRED INCOME

In July 2002, the Company received a grant in aid of $3,863,000 from the Nation Assembly for Wales. This funding was made available to safeguard jobs following the decision by Aiwa Europe Limited to end production of electronic consumer goods. The National Assembly for Wales has been given security in the form of a first lien on the land and buildings at Technology Park, Newbridge and has the right to require repayment of part or all of the grants under certain circumstances. Upon receipt of the grant funds, the Company recorded them as deferred revenues. Each month, the Company records revenue based on a predetermined formula.

8.  INCOME TAXES

The components of the deferred tax asset based on UK rates as of December 31, 2002 are as follows:

                   Deferred tax asset:	                US $'000
                                                      ---------------

  Net operating loss carryforwards                    $        6,389
  Valuation allowance                                 $      (6,389)
                                                      ---------------
       Net deferred tax assets                        $       - 0 -

9.  EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution pension plan for all its employees. The Company's contribution to the plan was $140,000 for the year 2002.

9.  RECONCILIATION TO U.S. GAAP

The Company's financial statements have been prepared in accordance with United Kingdom GAAP, differ in certain significant respects from US GAAP. The effects of the application of U.S. GAAP to balance sheet are set out in the tables below:

                                            Notes                 US$'000
----------------------------------------------------------------------------
Property & Equipment, net under UK GAAP                            10,127

US GAAP Adjustments:
Prior period GAAP adjustment                 (a)                    6,115
Reversal of impairment write back            (b)                  (1,841)
Depreciation, building                       (c)                    (133)
Foreign currency translation adjustment      (d)                      687
----------------------------------------------------------------------------
Property & Equipment, net reported under US GAAP                   14,955
                                                                  =========

  (a) Prior period GAAP adjustments: The prior period GAAP adjustments were presented in the financial statements for the year ending December 31, 2002 to comply with US GAAP.

  (b) Reversal of impairment write back: Under UK GAAP, the building and building improvements are presented at fair market value. US GAAP requires that fixed assets be presented at the historical cost. A UK adjustment to fair value, at December 31, 2002, in the amount of US $1,841,000 was reversed.

  (c) Depreciation-building: The depreciation expense/allowance for building and building improvement was recomputed and recorded based on the historical cost under US GAAP.

  (d) Foreign currency translation adjustment: The foreign currency translation adjustment is resulted from application of different exchanges rates as results of operations are translated at average exchange rates while assets and liabilities are translated at end-of-period exchange rates.

                                             Notes               US$'000
--------------------------------------------------------------------------------
Additional paid in capital under UK GAAP                            -0-

US GAAP Adjustments:
Inter-company debts                           (e)                 12,628
Foreign currency translation adjustment       (d)                  (763)
-------------------------------------------------------------------------------
Additional paid in capital reported under US GAAP                 11,865
                                                               ==========

  (e) Inter-company debts: Under UK GAAP, the cancellation of the inter-company debts had been credited to income. US GAAP requires that the forgiveness of the inter-company debts be credited to paid in capital.

  (f) Foreign currency translation adjustment: The foreign currency translation adjustment is resulted from application of different exchanges rates as results of operations are translated at average exchange rates while assets and liabilities are translated at end-of-period exchange rates.

                         AXIOM MANUFACTURING SERVICES LIMITED
                     (Formerly Aiwa Wales Manufacturing Limited)

                             Audited Financial Statements
                          As of March 31, 2002 and 2001, and
                       For the Years ended March 31, 2002 and 2001



Independent Auditors' Report

Balance Sheets

Statement of Operations for the Years ended March 31, 2002 and 2001

Statement of Changes in Stockholders' Equity (Deficiency)

Statement of Cash Flows for the Years ended March 31, 2002 and 2001

Notes to Financial Statements

                             DEMETRIUS & COMPANY, L.L.C.
                            CERTIFIED PUBLIC ACCOUNTANTS


                           INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Axiom Manufacturing Services Limited
(Formerly Aiwa Wales Manufacturing Limited)

We have audited the accompanying balance sheets of Axiom Manufacturing Services Limited (formerly Aiwa Wales Manufacturing Limited) at March 31, 2002 and 2001 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the two year period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Axiom Manufacturing Services Limited, as of March 31, 2002, and 2001 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Demetrius & Company, LLC
-----------------------------
DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
July 17, 2003

                          AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                                    BALANCE SHEET

                                       ASSETS

                                                                             March 31,
                                                                  -------------------------------
                                                                     2002                2001
                                                                  --------------     ------------
                                                                     US  $'000          US $'000
Current assets:
Cash and cash equivalents...........................              $        613       $        50
Accounts receivable, net of allowance for
   Doubtful accounts of $143 in 2002................                     1,767             2,134
Inventory...........................................                     1,153             3,183
Other current assets................................                        67               376
Due from related parties............................                         -               497
                                                                  -------------      ------------
   Total Current Assets.............................                     3,600             6,240

Property and equipment, net of accumulated
  depreciation of $19,431 in 2002 and $19,979 in 2001                   13,499             3,020
                                                                  -------------      ------------
                                                                  $     17,099        $    9,260
                                                                  =============      ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable....................................              $      1,217        $    1,195
Taxes payable.......................................                       122               403
Accrued expenses....................................                        70               656
Deferred income.....................................                        53                 -
Due to related parties..............................                    16,390                 -
                                                                  -------------       -----------
   Total Current Liabilities........................                    17,852             2,254

Stockholders' Equity (Deficiency)
Common stock, $1.5922 par value,  10,450,002 shares
  authorized, issued and outstanding................                    16,638            16,638
Accumulated Other Comprehensive Loss................                   (1,322)           (1,391)
Accumulated Deficit.................................                  (16,069)           (8,241)
                                                                  ------------     -------------
   Total Shareholders' Equity (Deficiency)..........                     (753)            7,006
                                                                  ------------     -------------
                                                                  $    17,099      $      9,260
                                                                  ============     =============



                     The accompanying notes are an integral part of the statements.


                                   AXIOM MANUFACTURING SERVICES LIMITED
                              (formerly AIWA Wales Manufacturing Limited)

                                       STATEMENT OF OPERATIONS


                                                              Years Ended March 31
                                                        -------------------------------
                                                              2002              2001
                                                        --------------  ---------------
                                                           US $'000         US $'000

Sales.........................................           $     12,383    $       29,655
Cost of Sales.................................                 19,858            36,601
                                                         -------------   --------------
Gross Loss....................................                (7,475)           (6,946)

Operating Expenses
  Selling, general and administrative.........                   644               447
                                                         ------------    --------------

Operating Loss................................               (8,119)            (7,393)

Interest income...............................                   175                475
Interest expense..............................                 (140)               (72)
                                                         ------------    --------------
   Loss Before Income Taxes...................               (8,048)            (6,990)

Income tax benefit............................                  256                   -
                                                         ------------    --------------
Net Loss......................................          $    (7,828)      $     (6,990)
                                                        =============    ==============



               The accompanying notes are an integral part of the statements.




                              AXIOM MANUFACTURING SERVICES LIMITED
                           (formerly AIWA Wales Manufacturing Limited)

                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)


                                          Common Stock                                Accumulated Other  Comprehensive
                                            Par value                Accumulated       Comprehensive        Income
                                      Shares            Amount         Deficit          Income (Loss)       (Loss)
                                -----------------  ------------- ------------------  -------------------- -------------
Balance, March 31, 2000            10,450,002      $    16,638     $    (1,251)        $           -

Comprehensive income (loss)
 Net loss                                                               (6,990)                            $   (6,990)
 Foreign currency translation adjustment                                                      (1,391)          (1,391)
                                                                                                           -----------

Total comprehensive income (loss)                                                                          $   (8,381)
                                -----------------  --------------- ----------------  --------------------  ===========
Balance, March 31, 2001            10,450,002       $  16,638       $   (8,241)        $      (1,391)
                                =================  ===============  ==============   ====================

Comprehensive income (loss)
 Net loss                                                               (7,828)                            $  (7,828)
 Foreign currency translation adjustment                                                          69              69
                                                                                                           ----------

Total comprehensive income (loss)                                                                          $  (7,759)
                               -----------------  ---------------   -------------    ------------------    ===========
Balance, March 31, 2002           10,450,002       $  16,638         $ (16,069)        $      (1,322)
                               =================  ===============   =============    ==================





                            The accompanying notes are an integral part of the statements.



                                     AXIOM MANUFACTURING SERVICES LIMITED
                                  (formerly AIWA Wales Manufacturing Limited)

                                          STATEMENT OF CASH FLOWS

                                                                 Years Ended March 31,
                                                            -----------------------------
                                                                  2002            2001
                                                            -------------- --------------
                                                               US $'000        US $'000

Cash Flows From Operating Activities:
Net Loss............................................         $   (7,828)       $   (6,990)
Adjustments to reconcile net income to net cash
  Used in operating activities:
   Depreciation and amortization....................               1,746            3,024
   Allowance for bad debt...........................                 143                -
   Gain/loss from disposal of property, plant and machinery            8               12

Changes in operating assets and liabilities:
 Accounts receivable................................                 234          (2,123)
 Inventory..........................................               2,053              754
 Other assets.......................................                 312              189
 Accounts payable...................................                  17            (995)
 Taxes payable......................................               (284)             (19)
 Accrued expenses...................................               (591)          (1,595)
 Deferred income....................................                  54                -
                                                            -------------  ---------------
    Cash used in operating activities...............             (4,134)          (7,743)

Cash Flows From Investing Activities:
Purchase of property and equipment and
  Leasehold improvements............................            (12,014)            (512)
                                                            -------------  ---------------
    Cash used in investing activities...............            (12,014)            (512)

Cash Flows From Financing Activities:
Proceeds from related parties.......................              16,724            8,216
                                                            -------------  --------------
   Cash provided by financing activities............              16,724            8,216

Effect of exchange rate changes on cash and cash equivalents        (13)             (10)
                                                            -------------  --------------
Increase (Decrease) in cash and cash equivalents....                 563             (49)

Cash and Cash Equivalents, Beginning................                  50              99
                                                            -------------- --------------
Cash and Cash Equivalents, Ending...................        $        613    $         50
                                                            ==============  =============




                      The accompanying notes are an integral part of the statements.



                         AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                           NOTES TO FINANCIAL STATEMENTS

                              MARCH 31, 2002 and 2001

NATURE OF OPERATIONS

Axiom Manufacturing Services Limited ("Axiom) provides electronic manufacturing services (EMS) to third parties in the markets of telecommunication equipment, computers and related products, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices. Axiom offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support. The Company's customer base is primarily in the United Kingdom.

Oxford Technologies Inc. (the "Company") was incorporated in the State of Delaware on March 8, 2002 as a blank check company. On February 12, 2003, the Company acquired Axiom by issuing 13,564,002 shares of its common stock in exchange for all issued and outstanding capital shares of Axiom that were owned by Great Admirer Limited ("Great Admirer"), a Hong Kong corporation. The Company, as the legal acquirer, was the registrant on that date and remains the registrant with the Securities and Exchange Commission. The merger was accounted for as a reverse acquisition under accounting principles generally accepted in the United States of America. As a result of the acquisition, Axiom became the Company's wholly owned subsidiary, and Great Admirer became the controlling shareholder of the Company. The continuing operations of the Company will reflect the consolidated operations of Oxford and its wholly owned subsidiary, Axiom.

At the time Great Admirer acquired Axiom in April 2002, Great Admirer was a non-operating shell company and incurred minimal costs to acquire Axiom. Therefore, no adjustments were made for any costs incurred by Great Admirer to be "pushed down" in the accounts of Axiom.

Axiom's principal offices and manufacturing facilities are located in Technology Park, Newbridge, South Wales, United Kingdom. Axiom is the owner of the above-mentioned facilities.

Axiom was incorporated in South Wales, United Kingdom on September 3, 1980 under the name of Aiwa (UK) Ltd. Axiom's name was changed to Axiom Manufacturing Services Limited on April 10, 2002.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation - The local currency is the functional currency of the Company's operations in UK. Results of operations and cash flows are translated at average exchange rates during the period while specific investing and financing activities are translated at rates in effect at the time of the cash inflow or outflow. Assets and liabilities are translated at end-of-period exchange rates. Translation adjustment is shown as a separate component of stockholders' equity. Foreign currency transaction gains or loss are included in the determination of net income.

Reporting Entity - The Company's financial statements reflect the results of operations on a "Stand-alone" basis and do not include any transactions of any affiliates.

Revenue Recognition - Sales revenues are generally recognized when the products are dispatched to the customers or services are rendered, net of provision for discounts, return and allowance.

Cash Equivalents - The Company considers highly liquid instruments with original maturity of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.

Property, plant and Equipment - Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight -line basis over estimated useful lives of various assets classes as follows:

   Buildings & building improvements      20 to 45 years
   Machinery & equipment                  5 to 10 years
   Fixtures & fittings                    3 to 8 years

Leasehold improvements are amortized over the shorter of related lease terms or the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

Income Taxes - Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments - The carrying amounts of the Company's financial instruments, which include cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values at March 31, 2002 & 2001.

Advertising Costs - The Company expenses advertising costs when incurred.

Comprehensive Income - Net income for 2002 and 2001 is the same as comprehensive income defined pursuant to Statement of Financial accounting Statement Accounting Standards No. 130, "Reporting Comprehensive Income."

Recent Accounting Pronouncements - In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption of SFAS
No. 143 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In August 2001, the FASB also approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 replaces SFAS No. 121. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board
(APB) Opinion No. 30, "Reporting Results of Operations- Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally are to be applied prospectively. At this time, the Company does not believe that the adoption of SFAS No. 144 will have a material effect on its financial position, results of operations, or cash flows.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS
No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. At this time, the Company does not believe that the adoption of SFAS No. 146 will have a material effect on its financial position, results of operations, or cash flows.

2.  INVENTORIES

Inventories at March 31, 2002 & 2001 consisted of the following:

                                          2002          2001
                                      -----------    ----------
                                         US$'000       US$'000

  Raw materials                        $  1,086      $   1,728
  Work in progress                            -            155
  Finished goods and goods for sale          67             50
  Goods in transit                            -          1,250
                                       ---------     ----------
          Total                        $  1,153      $   3,183

3.   PROPERTY AND EQUIPMENT

Property, plant and equipment at March 31, 2002 & 2001 consisted of the following:

                                          2002          2001
                                         US$'00       US$'000


   Building & building improvements    $ 13,399       $  1,432
   Machinery & equipment                 14,472         16,440
   Fixtures & fittings                    5,059          5,127
                                       --------      ---------
                                         32,930         22,999
   Less accumulated depreciation       (19,431)       (19,979)
                                       --------      ---------
                     Total             $ 13,499      $   3,020


Depreciation expense amounted to $1,746,000 and $3,024,000 for the years ended March 31, 2002 and 2001, respectively.

4.   OTHER CURRENT ASSETS

Other current assets at March 31, 2002 & 2001 consisted of the following:

                                           2002         2001
                                         US$'000      US$'000

   Other receivables                      $     31    $    35
   Prepaid rent & building insurance             -        324
   Prepaid security tax                         10         10
   Prepaid insurance - medical                  17          6
   Other prepaid expense                         9          1
                                           --------   --------
                      Total                $    67    $   376

5.   RELATED PARTY TRANSACTIONS

The Company was a member of Aiwa Europe Limited, an affiliate of Aiwa Co. Limited of Japan. As of March 31, 2002 & 2001, the amounts due from related parties were $-0- & $497,000, respectively. The decrease in due from related party represents the decline in inter-company sales and the change in the nature of operations.

The amounts due to related parties as of March 31, 2002 & 2001 were $16,390,000 and $-0-, respectively. The increase in due to related parties resulted from the purchase of the Company's factory premises located in Technology Park, Newbridge, S. Wales, UK in June 2001. Aiwa Europe
Limited advanced the Company $11,776,000 to assist in the acquisition of the real property at Technology Park.

6.	MAJOR CUSTOMERS

At March 31, 2002, the Company's manufacturing activity was all concentrated in the EMS business. A number of significant EMS contracts were obtained in the year, including the following key customers:

      Name             Product Type            Sales Amount
                                                  US$'000

Perkin Elmer          Medical equipment         $   2,208
Arcam                 Hi Fi equipment           $   1,116
Tellermate            Cash handling equipment   $   1,440

7.   COMMITMENTS

At March 31, 2001, the Company had an operating lease for the factory premises located at Technology Park, Newbridge, with Welsh Development Agency. Rent expenses under the operating lease were approximately $106,000 & $424,000 for the years ended March 31, 2002 and 2001. The Company's operating lease was terminated due to the acquisition of the factory premises in June 2001.

8.   INCOME TAXES

Income taxes based on the UK rates converted to US$ for the years ended March 31, 2002 and 2001 included the following components:

                                         Years Ended March 31
                                         2002            2001
                                        US$'000        US$'000

        Current tax benefit            $     256       $     -
                                       ----------     ----------
                                       $     256       $     -


                                               Years Ended March 31
         Deferred tax asset:                   2002             2001
                                             US$'000          US$'000

         Net operating loss carry-forwards   $    5,463     $   3,115
         Valuation allowance                 $  (5,463)     $  (3,115)
                                            ------------   ------------
         Net deferred tax assets             $      -0-     $     -0-

9.   Reconciliation to U.S. GAAP

Axiom's financial statements have been prepared in accordance with United Kingdom GAAP, and differ in certain significant respects from US GAAP. The effects of the application of U.S. GAAP to net income and equity are set out in the tables below:

                                                Notes        2002       2001
                                                          US$'000   US$'000
--------------------------------------------------------------------------------
Net loss under UK GAAP                                   (13,975)     (6,990)
US GAAP Adjustments:
Reversal of write-offs due to impairment loss   (a)        6,264           -
Depreciation - building                         (b)         (117)          -
--------------------------------------------------------------------------------
Net loss reported under US GAAP                           (7,828)    (6,990)

Reversal of write-offs due to impairment loss: Under UK GAAP, the valuation of building and building improvements was restated based upon fair market value accounting as of the balance sheet date while US GAAP requires the adoption of the historical cost. For the year ended March 31, 2002, the write-offs due to impairment loss in the amount of $6,264,000 was recorded under UK GAAP.

Depreciation - building: The depreciation expense/allowance for building and building improvement was recalculated and recorded based on the historical cost under US GAAP.

The effects of the application of U.S. GAAP to balance sheet are set out in the tables below:

                                                Notes        2002      2001
                                                           US$'000   US$'000
-----------------------------------------------------------------------------
Property & Equipment, net under UK GAAP                      7,383    3,020
US GAAP Adjustments:
Reversal of write-offs due to impairment loss     (c)        6,264        -
Increase in building depreciation                 (d)        (117)        -
Foreign currency translation adjustment           (e)         (31)        -
---------------------------------------------------------------------------
Property & equipment, net under US GAAP                     13,499     3,020

Reversal of write-offs due to impairment loss: Under UK GAAP, the valuation of building and building improvements was restated based upon fair market value accounting as of the balance sheet date while US GAAP requires the adoption of the historical cost. For the year ended March 31, 2002, the write-offs due to impairment loss in the amount of $6,264,000 was recorded under UK GAAP.

Increase in building depreciation: The depreciation expense for building and building improvement was recalculated and recorded based on the historical cost under US GAAP.

Foreign currency translation adjustment: The foreign currency translation adjustment is resulted from application of different exchanges rates as results of operations are translated at average exchange rates while assets and liabilities are translated at end-of-period exchange rates.

10.   SUBSQUENT EVENT

In April 2002, Great Admirer Limited, a Hong Kong company, acquired Axiom from Aiwa Europe Limited.

Prior to the sale of Axiom, Aiwa Europe Limited subscribed for an additional 3,114,000 shares of capital stock of Axiom as consideration for the settlement of the inter-company debt in the amount of $4,471,000. Aiwa Europe Limited also waived the inter-company debt of $11,865,000, which was recorded as additional paid-in capital.





                       UNAUDITED STATEMENT OF OPERATIONS OF
                       AXIOM MANUFACTURING SERVICES LTD.
                    FOR THE NINE MONTHS ENDED DECEMBER 31, 2002.


Please note that Oxford Technologies Inc. had no operations for the nine-month periods ended December 31, 2002 and 2001, therefore, the numbers in the following statement of operations are not consolidated numbers.

                          AXIOM MANUFACTURING SERVICES LIMITED
                      (formerly AIWA Wales Manufacturing Limited)

                                STATEMENT OF OPERATIONS
                                      (Unaudited)

                                                    Nine-Month Ended
                                                      December 31
                                              --------------------------------
                                                     2002          2001
                                              ----------------- --------------
                                                   US $'000      US $'000

Sales......................................     $    10,499    $     9,754
Cost of Sales..............................          11,998         14,861
                                                ------------   ------------
Gross Loss.................................         (1,499)        (5,107)

Operating Expenses
   Selling, general and administrative.....           1,583         1,095
                                                ------------   -----------

     Operating Loss........................         (3,082)       (6,202)

Interest income............................             15            159
Interest expense...........................           (20)          (103)
                                                ------------   -----------
     Loss Before Income Taxes..............        (3,087)        (6,146)

Income tax benefit.........................              -           257
                                                ------------  ------------
Net Loss...................................     $   (3,087)   $  (5,889)
                                                ============  ============


                                   PRO FORMA FINANCIAL INFORMATION


1. Pro forma balance sheet as of December 31, 2002



                               OXFORD TECHNOLOGIES CORP.
                         Consolidated Pro Forma Balance Sheet
                          DECEMBER 31, 2002 (in Thousands)


            ASSETS

                                                        Axiom           Oxford        Pro Forma
                                                     Manufacturing   Technologies    Adjustments   Pro Forma
Current assets:
Cash and cash equivalents......................      $      47        $      -                     $    47
Accounts receivable, net of allowance for
   doubtful accounts of $21....................          3,177               -                       3,177
Inventory......................................          3,436               -                       3,436
Other current assets...........................            338               -                         338
                                                      ---------       -----------                 ---------
   Total Current Assets........................          6,998                                       6,998

Property and equipment, net of accumulated
  depreciation of $22,900......................         14,955               -                      14,955
                                                      ---------       -----------                 ---------

                                                     $  21,953        $      -                    $  21,953
                                                     =========        ===========                ==========


        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses............      $  3,000         $      -                    $  3,000
Notes payable, current portion.................           192                -                         192
Taxes payable..................................           270                -                         270
Deferred income, current portion...............           859                -                         859
                                                    ----------       ------------               -----------
      Total Current Liabilities................         4,321                                        4,321

Long-term Liabilities:
Deferred income, non-current portion...........         2,965                -                       2,965
Notes payable, non-current portion.............           459                -                         459
                                                    ----------       ------------               -----------
     Total Long-term Liabilities...............         3,424                -                       3,424

Stockholders' Equity
Common stock, Axiom, 13,564,002 shares authorized
 issued and outstanding........................        21,009                -      (21,009)   b         -
Common stock, Oxford, 5,000,000 shares issued and
  outstanding                                               -                1             1   a         2
Additional paid in capital......................       11,865                -        21,109 b      32,972
                                                                                          (1)  a
                                                                                          (1)  c
Accumulated Other Comprehensive Loss............          390                -                         390
Accumulated Deficit.............................     (19,156)              (1)             1   c   (19,156)
                                                   -----------      -----------                  ----------
     Total Shareholders' Equity.................       14,208                -                      14,208
                                                   -----------      -----------                  ----------
                                                   $   21,953       $        -                   $   21,953
                                                   ===========      ===========                  ==========



 a.  Issuance of 13,564,002 Oxford shares at $0.0001
 b.  Elimination of Axiom common shares
 c.  Elimination of Oxford deficit


2.      Pro forma statements of operations for the year ended December 31, 2002




                                  OXFORD TECHNOLOGIES CORP.

                        CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                              FOR THE YEAR ENDED DECEMBER 31, 2002
                            (In Thousands, except per share amounts)



                                                    Axiom           Oxford         Pro Forma
                                                Manufacturing     Technologies    Adjustments     Pro Forma


Sales......................................      $    13,095       $       -                     $   13,095
Cost of Sales..............................           15,655               -                         15,655
                                                 -----------       ------------                 ------------
Gross Loss.................................          (2,560)               -                        (2,560)


Operating Expenses
 Selling, general and administrative.......           2,995                1                         2,996
                                                 -----------       ------------                  ----------

   Operating Loss..........................         (5,555)               (1)                      (5,556)

Other Income and Expenses
Rental income..............................            131                  -                         131
Economic development grant.................            279                  -                         279
Interest income............................             33                  -                          33
Interest expense...........................           (58)                  -                        (58)
                                                 ----------        ------------                 -----------

    Net Loss...............................      $ (5,170)         $      (1)                   $  (5,171)
                                                 ==========        ============                 ===========

Basic loss per common share................                                                     $   (0.28)
                                                                                                ===========

Weighted average common shares.............                                                     18,564,002
                                                                                                ===========



                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


                     INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation permits us to indemnify each person who is or was our director or officer to the fullest extent permitted by Delaware corporation law and any current or future legislation or judicial or administrative decision, against all fines, liabilities, costs and expenses, including attorney's fees, arising from claims against such persons in connection with their acting as our director or officer. We may maintain director and officer liability insurance, at our expense, to mitigate such exposure.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connect with the issuance and distribution of the securities being registered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

             SEC registration fee               $    660.49
             Accounting fees and expenses       $    32,000
             Legal fees and expenses            $    20,000
             Transfer agent fees                $     1,200
             Federal tax                        $         0
             State tax and fees                 $         0
             Blue Sky expense                   $         0
             Printing and engraving             $     2,000
             Miscellaneous expenses             $     2,000
                                             --------------
                          Total                 $ 57,860.49

All expenses are estimated except the SEC filing fee.


                      RECENT SALES OF UNREGISTERED SECURITIES

On March 8, 2002, we issued 5,000,000 shares of our common stock, valued at $500, to Waywood Investment Ltd. for services rendered in connection with our organization. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. We believe this exemption is available because no public offering was involved.

On February 12, 2003, we entered into a share exchange agreement with Great Admirer Ltd., pursuant to which we issued 13,564,002 shares of our common stock to Great Admirer in exchange for all issued and outstanding ordinary shares of Axiom Manufacturing Services Ltd. on a one-to-one basis. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. We believe this exemption is available because no public offering was involved. We have never utilized an underwriter for offerings of our securities.

On March 18, 2003, Great Admirer Ltd. distributed, out of the 13,564,002 shares, 213,000 shares of our common stock to 355 employees of its affiliated companies as incentive compensation. None of the above-mentioned persons are U.S. persons as defined in Regulation S under the Securities Act of 1933, as amended.



                                    EXHIBITS

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.



                                  UNDERTAKINGS


The registrant hereby undertakes:

(1) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

   (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at end of the offering.



                                      SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Hong Kong, China, on January 27, 2005.


                                     Oxford Technologies, Inc.


                                   By : /s/ Jacinta Sit
                                     -------------------------
                                      Jacinta Sit, President



In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on January 27, 2005.


/s/  Jacinta Sit
---------------------------
Jacinta Sit,  President
(principal executive officer),
Chief Financial Officer
(principal financial officer and principal accounting officer)
and Director



/s/ Vivian Lee-Yu Lam
-------------------------
Vivian Lee-Yu Lam

Secretary and Director

                                    EXHIBIT INDEX



EXHIBIT NO.                                          TITLE
----------    ------------------------------------------------------------
   3.1        Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form 10-SB, filed on June 10, 2002, Commission File No.
              0-49854).

  3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 10-SB, filed on June 10, 2002, Commission File No. 0-49854).

  4.1 Specimen Form of the Company's Stock Certificate (incorporated by reference to Exhibit 4 to the Company's Amendment No. 1 to the Registration Statement on Form 10-SB, filed on July 29, 2002, Commission File No. 0-49854).

 5.1*         Opinion of Law Offices of William G. Hu, Esq.

 10.1 Agreement with Waywood Investments Ltd. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form 10-SB, filed on June 10, 2002, Commission File No. 0-49854).

 10.2 Shareholder Agreement (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form 10-SB, filed on June 10, 2002, Commission File No. 0-49854).

 14.1 Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003).

 21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company's Registration Statement on Form SB-2, filed on July 20, 2004, Commission File No. 333-117500).

23.1*         Consent of William G. Hu, Esq., included in Exhibit 5.1.

23.2*         Consent of Demetrius & Co., LLC.
------------------------------------------------------------------------------
*   Filed herewith.